UNITED
STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
MARCUS & MILLICHAP, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

March 17, 2023

Dear Stockholder:

We are pleased to invite you to attend the 2023 Annual Meeting of Stockholders of Marcus & Millichap, Inc., which will be held virtually on May 2, 2023.

We are furnishing our proxy materials to stockholders primarily over the Internet. This process expedites stockholders’ receipt of proxy materials, while significantly lowering the costs of our annual meeting and conserving natural resources. On March 17, 2023, we mailed to our stockholders, a notice containing instructions on how to access our Proxy Statement and 2022 Annual Report to Stockholders and to vote online. The notice also included instructions on how you can receive a paper copy of your annual meeting materials. If you received your annual meeting materials by mail, the Proxy Statement, 2022 Annual Report to Stockholders, and proxy card were enclosed.

At this year’s annual meeting, the agenda includes the following items:

Agenda Item	Board Recommendation
Election of directors	FOR

Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023	FOR

Advisory vote to approve executive compensation	FOR

Details regarding the meeting and the business to be conducted are more fully described in the accompanying Notice of 2023 Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote over the Internet before or at the annual meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the notice or on the proxy card regarding your voting options.

Sincerely yours,

Hessam Nadji

President and Chief Executive Officer

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

NOTICE OF 2023 VIRTUAL ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	2:00 p.m. Pacific Time on Tuesday, May 2, 2023

PLACE	Via the Internet

https://web.lumiagm.com/204691330 (password: Mm2023)

AGENDA	•	Elect the two director nominees named in the Proxy Statement

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2023

•	Advisory vote to approve executive compensation

•	Transact such other business as may properly come before the annual meeting (including adjournments and postponements)

RECORD DATE	March 7, 2023

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Marcus & Millichap, Inc. (the “Company”) will be held as a virtual-only meeting on Tuesday, May 2, 2023 at 2:00 p.m. Pacific Time.

The platform for the virtual Annual Meeting includes functionality that affords validated stockholders substantially the same meeting participation rights and opportunities they would have at an in-person meeting. Instructions to access and log into the virtual Annual Meeting are provided below, and once admitted, stockholders may view reference materials, submit questions and vote their shares by following the instructions that will be available on the Annual Meeting website.

It remains very important that your shares are represented and voted at the Annual Meeting. We therefore strongly encourage you to vote in advance of the Annual Meeting. See “Voting Methods” below for instructions for various voting methods.

You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on March 7, 2023, the record date, or hold a legal proxy for the Annual Meeting provided by your bank, broker, or other nominee.

Access and Log-in Instructions for Virtual Annual Meeting

To be admitted to the Annual Meeting, go to https://web.lumiagm.com/204691330 and enter the 11-digit control number included in the proxy materials that were previously distributed to you and the password “Mm2023”. Online access to the Annual Meeting will open at 1:00 p.m. Pacific Time to allow time for you to log-in prior to the start of the live audio webcast of the Annual Meeting at 2:00 p.m. Pacific Time.

If you are unable to locate your proxy materials containing your 11-digit control number and cannot log-in as a validated stockholder, you may opt to participate in the Annual Meeting as a “guest,” in which case you will be able to hear the audio webcast but will not be able to utilize the question, voting, or other functions noted above.

How Beneficial Owners May Participate in the Virtual Annual Meeting

If your shares are registered in the name of your bank, broker, or other nominee, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner, to vote or ask questions at the virtual Annual Meeting, you must first obtain a valid legal proxy from your bank, broker, or other nominee and then register in advance to attend the Annual Meeting. Follow the instructions from your bank, broker, or other nominee included with the proxy materials that you are provided, or contact your bank, broker, or other nominee to request a legal proxy form.

After obtaining a valid legal proxy from your bank, broker, or other nominee, to register to vote or ask questions at the virtual Annual Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to American Stock Transfer & Trust Company, LLC. Requests for registration should be directed to proxy@astfinancial.com or to facsimile number 718-765-8730. Written requests can be mailed to:

American Stock Transfer & Trust Company LLC

Attn: Proxy Tabulation Department

6201 15th Avenue

Brooklyn, NY 11219

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 18, 2023. You will receive a confirmation of your registration by email after we receive your registration materials.

Voting Methods

BEFORE the Annual Meeting:

Vote by Internet: Go to www.voteproxy.com until 11:59 p.m. Eastern Time on May 1, 2023.

Vote by Phone: Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries until 11:59 p.m. Eastern Time on May 1, 2023.

Vote by Mail: Complete, sign, and date the proxy card/voting instruction card and return it in the postage-paid envelope that is enclosed with your proxy materials.

DURING the Annual Meeting:

Vote by Internet: Go to https://web.lumiagm.com/204691330 and vote during the Annual Meeting by entering the 11-digit control number included in your proxy materials and the password “Mm2023” and following the instructions on the Annual Meeting website.

As noted above, we strongly encourage you to vote in advance of the Annual Meeting by using one of the methods set forth above under “BEFORE the Annual Meeting”, whether or not you plan to attend the Annual Meeting. You have the right revoke your proxy before it is exercised at the Annual Meeting at any time before the polls close by submitting a later-dated proxy card/voting instruction card, by attending the Annual Meeting virtually and voting by Internet, by delivering instructions to our Corporate Secretary before the Annual Meeting, or by voting again using the Internet or by telephone before the cut-off time. Your latest Internet or telephone proxy is the one that will be counted. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

List of Stockholders

The names of stockholders of record entitled to vote will be available for inspection by stockholders of record for ten (10) days prior to the Annual Meeting and during the virtual Annual Meeting. If you are a stockholder of record and want to inspect the stockholder list, please send a written request to our Corporate Secretary at 23975 Park Sorrento, Suite 400, Calabasas, California 91302, or Steve.DeGennaro@marcusmillichap.com to arrange for electronic access to the stockholder list.

By Order of the Board of Directors,

Hessam Nadji

President and Chief Executive Officer

Calabasas, California

March 17, 2023

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet. On March 17, 2023, we mailed most of our stockholders as of the record date, a Notice Regarding the Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access and review all the important information contained in our proxy materials, including our Proxy Statement and our 2022 Annual Report to Stockholders. The Notice of Internet Availability also instructs you on how to vote via the Internet. Other stockholders, in accordance with their prior requests, have been mailed paper copies of our proxy materials, and a proxy card or voting form.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if you would prefer to receive paper copies of proxy materials, please follow the instructions included in the Notice of Internet Availability.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on May 2, 2023:

The Notice of the 2023 Annual Meeting, the Proxy Statement, and

the 2022 Annual Report to Stockholders are available at http://www.astproxyportal.com/ast/18576.

QUESTIONS

For questions regarding:	Contact:

Annual meeting	Marcus & Millichap, Inc. Attention: Corporate Secretary 23975 Park Sorrento, Suite 400 Calabasas, California 91302 (818) 212-2250

Stock ownership for registered holders	American Stock Transfer & Trust Company, LLC 6201 15th Avenue, 3rd Floor Brooklyn, NY 11219 (800) 937-5449 www.amstock.com

Stock ownership for beneficial holders	Please contact your broker, bank, or other nominee

Marcus & Millichap, Inc.

23975 Park Sorrento, Suite 400

Calabasas, California 91302

(818) 212-2250

PROXY STATEMENT

Our Board of Directors (the “Board”) solicits your proxy for the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) and any postponement or adjournment of the Annual Meeting for the matters set forth in the “Notice of 2023 Annual Meeting of Stockholders.” The Annual Meeting will be held virtually on Tuesday, May 2, 2023 at 2:00 p.m. Pacific Time at https://web.lumiagm.com/204691330 (password: Mm2023). We made this Proxy Statement available to stockholders beginning on March 17, 2023.

Record Date	March 7, 2023

Quorum	Holders of a majority of the voting power of all issued and outstanding shares on the record date must be present at the Annual Meeting or represented by proxy.

Shares Outstanding	39,154,436 shares of common stock outstanding as of March 7, 2023

Voting by Proxy	Internet, telephone, or mail

Voting at the Meeting	We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend the Annual Meeting virtually. In order to vote in advance, proxies submitted by Internet or telephone must be received by 11:59 p.m. Eastern Time on May 1, 2023. Stockholders can vote during the Annual Meeting, using the Internet. Beneficial holders who wish to vote during the Annual Meeting must obtain a valid legal proxy from their broker, bank, or other nominee prior to the date of the Annual Meeting and then register in advance no later than 5:00 p.m., Eastern Time, on April 18, 2023. Voting by a stockholder during the Annual Meeting will replace any previous votes.

Changing Your Vote	Stockholders of record may revoke their proxy at any time before the polls close by submitting a later-dated proxy card, by voting using the Internet at the Annual Meeting, by delivering instructions to our Corporate Secretary before the Annual Meeting, or by voting again using the Internet or by telephone before the cut-off time. Your latest Internet or telephone proxy is the one that will be counted. If you hold shares through a broker, bank, or other nominee, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the record date is entitled to one vote for each of the two director nominees and one vote for each of the other proposals. The election of directors is determined by a plurality of votes. All other proposals are determined by a majority of votes cast affirmatively or negatively.

Effect of Abstentions and Broker Non-Votes	Shares voting “withhold” have no effect on the election of directors. For all other proposals, abstentions and broker non-votes (shares held by brokers that do not have discretionary authority to vote on a matter and have not received voting instructions from their clients) have no effect. If you are a beneficial holder and do not provide specific voting instructions to your broker or custodian of your shares, your broker or custodian will not be authorized to vote on any of the matters other than the ratification of the appointment of Ernst & Young LLP. Accordingly, we encourage you to vote promptly, even if you plan to attend the Annual Meeting.

Voting Instructions	If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each proposal, the persons named as proxies will vote as the Board recommends on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment. Our Amended and Restated Bylaws (“Bylaws”) set forth requirements for advance notice of nominations and agenda items for the Annual Meeting, and we have not received timely notice of any such matters that may be properly presented for voting at the Annual Meeting, other than the items from the Board described in this Proxy Statement.

Voting Results	We will announce preliminary results at the Annual Meeting. We will report final results in a filing with the U.S. Securities and Exchange Commission (“SEC”) on Form 8-K.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board; Selection of Nominees

Our Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect two individuals to serve as directors for a three-year term that ends at the 2026 Annual Meeting of Stockholders.

Our Nominating and Corporate Governance Committee is charged with identifying, evaluating, and recommending director nominees to the full Board. There are no minimum qualifications for directors. The Nominating and Corporate Governance Committee generally seeks individuals with broad experience at the policy-making level in business or with particular industry expertise. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes, and we understand the benefits of seeking qualified candidates reflecting the diversity in our community to include in the pool from which we select new Board members. We also look for financial oversight experience, financial community experience, and a good reputation with the financial community; business management experience; business contacts, business knowledge, and influence that may be useful to our business; and knowledge about our industry. We believe that all of our directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. We believe our directors should not serve on an excessive number of boards of other public companies to permit them, given their individual circumstances, to perform and carry out all director duties in a responsible manner. Each director must also represent the interests of all stockholders.

When seeking new director candidates, the Nominating and Corporate Governance Committee will consider potential candidates for directors submitted by Board members, members of our management, and our stockholders. The Nominating and Corporate Governance Committee does not evaluate candidates differently based upon the source of the nominee.

The two nominees, Hessam Nadji and Norma J. Lawrence, are currently members of the Board whose terms will expire at the Annual Meeting.

The individuals named as proxyholders will vote your shares for the election of these two nominees unless you direct them to withhold your vote. If any nominee becomes unable to serve as a director before the Annual Meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute nominee.

Set forth below are the names and ages of these nominees and the other continuing directors, the years they became directors, their principal occupations or employment for at least the past five years, and the names of other public companies for which they serve as a director or have served as a director during the past five years. Also set forth below are the specific experiences, qualifications, or skills that led our Nominating and Corporate Governance Committee to conclude that each person should serve as a director. Unless the context requires otherwise, the words “Marcus & Millichap” “we,” the “Company,” “us,” and “our” refer to Marcus & Millichap, Inc. since June 2013 and Marcus & Millichap Real Estate Investment Services, Inc. before June 2013.

Nominees for Election for a Three-Year Term Ending with the 2026 Annual Meeting of Stockholders

Norma J. Lawrence, 68, became a director in October 2013. Ms. Lawrence served as a partner in the audit department of KPMG LLP where she specialized in real estate. Ms. Lawrence was with KPMG from 1979 through 2012 and she was a member of the National Association of Real Estate Investment Trusts, the Pension Real Estate Association, the National Council of Real Estate Investment Fiduciaries, the California Society of Certified Public Accountants, and the American Institute of Certified Public Accountants, and is currently a member of WomanCorporateDirectors. Ms. Lawrence currently serves on the board of Broadmark Realty Capital Inc. Ms. Lawrence received a B.A. in mathematics and an M.B.A. in finance and accounting from the University of California, Los Angeles. Ms. Lawrence possesses particular knowledge and expertise in accounting and financial matters in the real estate industry.

Hessam Nadji, 57, has served as President and Chief Executive Officer and as a director of the Company since March 2016. Mr. Nadji previously served as senior executive vice president and chief strategy officer. He joined the Company as vice president of research in 1996 and held various other senior management roles through the years, including chief marketing officer and head of the Company’s specialty brokerage divisions. Mr. Nadji received a B.S. in information management and computer science from City University in Seattle. He has extensive knowledge of the Company and over 35 years of experience working in the real estate industry.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE ABOVE NOMINEES.

Directors Continuing in Office until the 2024 Annual Meeting of Stockholders

Collete English Dixon, 65, became a director in November 2021. Since June 2017, Ms. English Dixon has served as executive director of the Marshall Bennett Institute of Real Estate, Roosevelt University in Chicago. Ms. English Dixon also currently serves as a managing principal of Libra Investment Group, LLC, a real estate consulting group, a position which she has held since September 2016. She previously held various key officer and management roles at PGIM Real Estate/Prudential Real Estate Investors (“PREI”), which is a business unit of Prudential Financial. In her role as executive director, vice president of transactions and as co-leader of PREI’s national investment dispositions program, she managed a number of real estate professionals and oversaw the sale of investment properties throughout the United States. Prior to her role in dispositions, Ms. English Dixon was responsible for sourcing wholly owned and joint venture real estate investment opportunities covering all property types, including office, rental and for-sale multi-family, hotel, industrial and retail properties. Her experience also includes property development and asset management. Ms. English Dixon received a B.B.A. in finance and international business economics from the University of Notre Dame and an M.B.A. from Mercer University. Ms. English Dixon has extensive experience with the commercial real estate services industry and in evaluating acquisition opportunities as well as significant experience serving on the boards of several private companies.

Lauralee E. Martin, 72, became a director in August 2019. Ms. Martin served as chief executive officer and president of Healthpeak Properties, Inc. (formerly HCP, Inc.), a real estate investment trust focusing on properties serving the healthcare industry, from October 2013 to July 2016. Prior to joining Healthpeak Properties, Inc., Ms. Martin served as chief executive officer of the Americas Division of Jones Lang LaSalle, Inc., a financial and professional services firm specializing in real estate services and investment management, from January 2013 to October 2013. She served as executive vice president and chief financial officer of Jones Lang LaSalle from January 2002 and was appointed chief operating and financial officer in October 2005 and served in that capacity until January 2013. She joined Jones Lang LaSalle after 15 years with Heller Financial, Inc., a commercial finance company with international operations, where she was vice president, chief financial officer, senior group president, and president of the Real Estate group. Prior to joining Heller Financial, Ms. Martin held certain senior management positions with General Electric Credit Corporation. Ms. Martin currently serves on the boards of Kaiser Aluminum Corporation and QuadReal Property Group, is an advisor to Beacon Capital Partners, and previously served on the board of Healthpeak Properties, Inc., ABM Industries, KeyCorp and Gables Residential Trust. Ms. Martin received a B.A. in English from Oregon State University and an M.B.A. from the University of Connecticut. Ms. Martin has extensive experience with the commercial real estate services industry and in evaluating acquisition opportunities, managing banking relationships and investor relations as well as significant experience serving on the boards of other public companies.

Nicholas F. McClanahan, 78, became a director in October 2013. Mr. McClanahan served as managing director of strategic relationships at Accretive Advisor Inc. from September 2010 to February 2012. From April 1971 through April 2006, Mr. McClanahan worked at Merrill Lynch & Co. in various positions, including as executive vice president of Merrill Lynch Canada and managing director of Merrill Lynch Private Banking

Group from 2003 to 2005. Mr. McClanahan received a B.B.A. in finance from Florida Atlantic University and is a graduate of the Securities Industry Institute executive education program at The Wharton School at the University of Pennsylvania. Mr. McClanahan possesses particular knowledge and experience in finance, capital structure, strategic planning, management, and investment.

Directors Continuing in Office until the 2025 Annual Meeting of Stockholders

George M. Marcus, 81, is our founder and has served as our chair of the Board since 1971. Mr. Marcus is also the founder and chair of Marcus & Millichap Company, the parent company of a diversified group of real estate service investment and development firms, including, SummerHill Housing Group, Pacific Urban Investors and Meridian Property Company. Mr. Marcus is also the founder and chair of the board of Essex Property Trust, a public multifamily real estate investment trust, and was one of the original directors of Plaza Commerce Bank and Greater Bay Bancorp, both of which were formerly publicly held financial institutions. Mr. Marcus’ professional memberships include Real Estate Roundtable, Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley, and Urban Land Institute, as well as numerous other professional and community organizations. Mr. Marcus graduated with a B.S. degree in Economics from San Francisco State University in 1965, was honored as Alumnus of the Millennium in 1999, and received his honorary doctorate in 2011. In June 2019, Mr. Marcus received an honorary doctorate from the American College of Greece. He is also a graduate of Harvard Business School’s Owner/President Management Program and Georgetown University’s Leadership Program. He has extensive knowledge of the Company, over 45 years of experience working in the real estate industry, and significant experience serving on boards of other public companies.

George T. Shaheen, 78, became a director in October 2013. Mr. Shaheen currently serves as a director of NetApp, Inc., [24]7.ai, and Green Dot Corporation, along with its wholly owned subsidiary, Green Dot Bank. Mr. Shaheen currently serves as an advisor to Andersen Global, an international tax and legal advisory firm. Mr. Shaheen was the chief executive officer of Siebel Systems, Inc., a CRM software company, from April 2005 until the sale of the company in January 2006. From October 1999 to April 2001, he served as the chief executive officer and chair of the board of Webvan Group, Inc. Mr. Shaheen was previously the chief executive officer and global managing partner of Andersen Consulting, which later became Accenture, from 1988 to 1999. He has served as an IT Governor of the World Economic Forum and as a member of the board of advisors for the Northwestern University Kellogg Graduate School of Management. He has also served on the board of trustees of Bradley University. Mr. Shaheen received a B.S. in marketing and an M.B.A. in management from Bradley University. Mr. Shaheen has extensive experience as a senior executive and director of numerous companies, and he possesses significant business and leadership knowledge and experience.

Don C. Watters, 80, became a director in October 2013. Mr. Watters is a director (senior partner) emeritus of McKinsey & Company, a global management consulting firm. During his 28 years with McKinsey & Company, Mr. Watters served primarily Fortune 500 sized private sector clients in over a dozen different industries on issues of strategy, organization, and operations. He served on the board of directors of Merant PLC, a publicly traded company based in the United Kingdom from the late 1990s to 2004. Additionally, Mr. Watters was on the advisory board of Cunningham Communication, Inc. Mr. Watters has served on the board of directors of numerous non-profit organizations, including the San Jose Ballet, the Tech Museum of Innovation, the American Leadership Forum Silicon Valley, the American Leadership Forum National, United Way Silicon Valley, and the Bay Area Garden Railway Society and is a member of the El Camino Hospital Board of Directors. Mr. Watters received a B.S. in engineering from the University of Michigan and an M.B.A. from Stanford University. Mr. Watters possesses substantial knowledge and experience in strategic planning, organization, operations, and leadership of complex organizations.

CORPORATE GOVERNANCE

The Board is committed to governance practices that promote long-term stockholder value and strengthen Board and management accountability to our stockholders, clients and other stakeholders. The following table highlights many of our key governance practices.

• Six of our eight directors are independent	• Average Board tenure of seven years since initial public offering (as of end of 2022)

• Lead Independent Director	• Annual Board and committee self-assessment process

• Separate Chief Executive Officer and Board Chair positions	• Strong focus on pay-for-performance

• Independent standing board committees	• Stock ownership guidelines for executive officers and directors

• Regular meetings of our independent directors without management present	• Policies prohibiting hedging, short selling, and pledging of our common stock

• Three of our eight directors are female and/or diverse	• Clawback policy on executive compensation

Board Responsibilities and Structure

Our Board oversees, counsels, and directs management in the long-term interests of the Company and our stockholders. Among other things, the Board’s responsibilities include:

•	selecting the Chief Executive Officer (“CEO”) and other executive officers;

•	overseeing the risks that the Company faces;

•	reviewing and approving our major financial objectives, strategic and operating plans, and other significant actions;

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed; and

•	overseeing the processes for maintaining our integrity regarding our financial statements and other public disclosures, and compliance with law and ethics.

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate. The Board held five meetings in 2022.

The Board is divided into three classes. The Class I directors are Norma J. Lawrence and Hessam Nadji, who are nominated to be elected at the Annual Meeting. The Class II directors are Collete English Dixon, Lauralee E. Martin, and Nicholas F. McClanahan, whose terms will expire at the 2024 Annual Meeting of Stockholders. The Class III directors are George M. Marcus, George T. Shaheen, and Don C. Watters, whose terms will expire at the 2025 Annual Meeting of Stockholders.

Our Bylaws do not dictate a particular Board structure, and the Board is free to determine whether to have a Chair of the Board and, if so, to select that Chair and our Chief Executive Officer in the manner it considers in our best interest. Currently, the Board has selected George M. Marcus to hold the position of Chair of the Board. Mr. Marcus’ experience at the Company has afforded him intimate knowledge of the issues, challenges, and opportunities facing the Company’s business. Accordingly, he is well-positioned to focus the Board’s attention on the most pressing issues facing the Company. The Board has appointed Don C. Watters as its Lead Independent Director. As Lead Independent Director, Mr. Watters oversees the executive sessions of the independent directors and serves as a liaison between the independent directors and the Chair of the Board. The Board believes its administration of its risk oversight function has not affected the Board’s leadership structure.

The duties of the Chair of the Board, Lead Independent Director, and Chief Executive Officer are set forth in more detail in the table below:

Chair of the Board	Lead Independent Director	CEO

•  Presides over meetings of the Board

•  Presides over meetings of stockholders

•  Prepares the agenda for each Board meeting

•  In conjunction with the Compensation Committee, evaluates the performance of the CEO and reviews CEO compensation

•  Consults with the Chair as to an appropriate schedule of Board meetings and provides the Chair with input as to the preparation of meeting agendas

•  Consults with the Chair as to the quality, quantity, and timeliness of the flow of information from Company management to the Board

•  Acts as principal liaison between the Chair and the independent directors

•  Coordinates and presides over meetings of independent directors at which the Chair is not present

•  In charge of the affairs of the Company, subject to the overall direction and supervision of the Board and its committees

•  Consults and advises the Board and its committees on the business and affairs of the Company

•  Performs such other duties as may be assigned by the Board

Director Independence

The Board is currently composed of eight directors. Under the rules of the New York Stock Exchange (the “NYSE”), independent directors must comprise a majority of a listed company’s board of directors.

The Board has undertaken a review of its composition, the composition of its committees, and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment, and affiliations, including family relationships, the Board has determined that Collete English Dixon, Norma J. Lawrence, Lauralee E. Martin, Nicholas F. McClanahan, George T. Shaheen, and Don C. Watters, representing six of our eight directors who served during 2022, do or did not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent,” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE. In making this determination, the Board considered the current and prior relationships that each non-employee director has or had with our Company and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Transactions Considered in Independence Determinations

In making its independence determinations, the Board considered any transactions that occurred since the beginning of 2022 between the Company and entities associated with the independent directors or members of their immediate family. All identified transactions are described below in “Certain Relationships and Related Party Transactions.”

None of the non-employee directors are disqualified from “independent” status under the NYSE objective standards. In making its subjective determination that each of our non-employee directors, other than

Mr. Marcus, is independent, the Board considered the transactions in the context of the NYSE objective standards, the special standards established by the SEC for members of audit committees, and the SEC and NYSE standards for compensation committee members. Based on the foregoing, as required by the NYSE rules, the Board made a subjective determination that no relationships exist that, in the opinion of the Board, would impair these directors’ independence.

Board Committees and Charters

The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board currently has, and appoints the members of, a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Executive Committee. Each of the Board committees has a written charter approved by the Board, and we post the charters on our website at https://ir.marcusmillichap.com/corporate-governance/governance-documents. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work. The following table identifies the current committee members.

Name	Audit	Compensation	Nominating and Corporate Governance	Executive Committee

Collete English Dixon			✓

Norma J. Lawrence	Chair		✓

George M. Marcus				Chair

Lauralee E. Martin	✓			✓

Nicholas F. McClanahan		✓	Chair

Hessam Nadji				✓

George T. Shaheen	✓	✓	✓

Don C. Watters	✓	Chair

Number of Committee Meetings Held in 2022	5	5	4	1

Audit Committee. Our Audit Committee currently consists of Norma J. Lawrence (Chair), Lauralee E. Martin, George T. Shaheen, and Don C. Watters. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that Norma J. Lawrence and Lauralee E. Martin, each qualify as an “audit committee financial expert” under the applicable SEC rules and regulations and that they are “financially literate” as that term is defined by the NYSE corporate governance requirements. Our Audit Committee is responsible for:

•

reviewing and approving the selection of our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	overseeing our internal audit function;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing with management and the independent registered public accounting firm, our interim and year-end operating results; and

•	preparing the Audit Committee Report that the SEC requires in our annual proxy statement.

Compensation Committee. Our Compensation Committee currently consists of Don C. Watters (Chair), Nicholas F. McClanahan, and George T. Shaheen. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act. Our Compensation Committee is responsible for:

•	overseeing our compensation policies, plans, and benefit programs;

•

reviewing and approving for our executive officers: annual base salary, annual cash incentives, including the specific goals and amount, equity compensation, employment agreements, severance arrangements, change in control arrangements, and any other benefits, compensation, or arrangements;

•	administering our equity compensation plans;

•	preparing the Compensation Committee Report that the SEC requires in our annual proxy statement; and

•	overseeing the development, implementation and effectiveness of our policies, strategies, programs, and practices relating to human capital management.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently consists of Nicholas F. McClanahan (Chair), Collete English Dixon, Norma J. Lawrence, and George T. Shaheen. The Board has affirmatively determined that each of these directors meets the definition of “independent director” for purposes of the NYSE rules and the independence requirements of the Exchange Act. Our Nominating and Corporate Governance Committee is responsible for:

•	identifying, evaluating, and recommending to the Board for nomination candidates for membership on the Board;

•	preparing and recommending to the Board corporate governance guidelines and policies;

•

reviewing and evaluating our policies and practices and monitoring our efforts and risk oversight in the areas of social issues, diversity, environmental sustainability and public policy, and recommending changes for approval by the Board; and

•	identifying, evaluating, and recommending to the Board the chair and membership of each committee of the Board.

Executive Committee. Our Executive Committee currently consists of George M. Marcus (Chair), Lauralee E. Martin, and Hessam Nadji. The Executive Committee has all the powers of the Board except those powers reserved by law to the full Board or as limited by the Executive Committee Charter.

Attendance at Board, Committee, and Annual Stockholders’ Meetings

We expect each director to attend every meeting of the Board and the committees on which he or she serves, and we encourage them to attend the annual meetings of the stockholders. None of our directors attended fewer than 75% of the total number of meetings of the Board and committees on which he or she serves that were held during the time that he or she served on the Board or such committees during 2022. Everyone who served as a director on the date of the 2022 Annual Meeting of Stockholders attended this meeting. We expect that all current directors will attend the upcoming Annual Meeting.

The Board’s Role in Risk Oversight

Our Company faces a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. While our Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit, Compensation, and Nominating and Corporate Governance Committees being responsible for monitoring and reporting on the material risks associated with their respective subject matter areas.

The Board’s role in our risk oversight process will include receiving regular reports from members of senior management, as well as external advisors, on areas of material risk to us, including operational, economic, financial, legal, regulatory, cybersecurity, and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) will receive these reports from those responsible for the relevant risk to enable it to understand our risk exposures and the steps that management may take to monitor and control these exposures. When a committee receives the report, the chair of the relevant committee generally will provide a summary to the full Board at the next Board meeting. This will enable the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory, cybersecurity, and other matters, as well as related mitigation efforts and receives regular reports on such matters from the Company’s Chief Information Officer and Chief Compliance Officer. The Compensation Committee will assess, at least annually, the risks associated with our compensation policies. The Nominating and Corporate Governance Committee will assist the Board in oversight of risks that we have relative to compliance with corporate governance standards.

Information Security and Risk Oversight

We maintain a comprehensive technology and information security program to ensure our technology platforms and systems are effective and prepared for information security risks, including regular oversight of our programs for security monitoring for internal and external threats to ensure the confidentiality and integrity of our information assets. We regularly perform evaluations of our information security program and continue to invest in our capabilities to keep the Company’s, our employees’, our independent contractors’ and our clients’ critical assets safe. Our Chief Information Officer is ultimately responsible for our information security program, which includes identifying threats, detecting potential attacks, and protecting all of our information assets. We have implemented information security monitoring capabilities designed to alert us to suspicious activity and developed an incident response program that includes periodic testing and is designed to restore business operations as quickly and as orderly as possible in the event of a breach. In addition, employees participate in ongoing mandatory annual trainings and receive communications regarding the cybersecurity environment to increase awareness throughout the firm. We also conduct enhanced information security trainings for specific specialized employee populations. In addition, we carry cybersecurity insurance that provides protection against potential losses arising from cybersecurity incidents.

The Audit Committee of our Board, which is comprised entirely of independent directors, has oversight of the Company’s information security and other risks relevant to the Company’s information technology controls and security. Our Chief Information Officer will report security instances to the Audit Committee as they occur, if material, and provides an information technology and cybersecurity update to the Audit Committee on a quarterly basis.

Corporate Governance Guidelines

We are committed to having sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Having such principles is essential to running our business efficiently and maintaining our integrity in the marketplace. A copy of our Corporate Governance Guidelines is available on our website at https://ir.marcusmillichap.com/corporate-governance/governance-documents.

Code of Ethics

We strive to conduct our business with the highest integrity and standards of ethics and governance that support our values. This includes promoting fair labor practices, upholding human rights, and compliance with legal requirements, including those that address bribery and corruption. This also includes implementing policies, practices, and trainings that convey our expectations and values and meet stakeholder needs.

As part of this effort, we adopted a Code of Ethics. The Code of Ethics does not attempt to identify every possible category of ethical and legal behavior, but instead sets forth our clear expectations for ethical and honest behavior. We are committed to legal compliance, fair dealing, and addressing internal and external ethical concerns, which we do in part through our Ethics Hotline, which allows for anonymous reporting and direct communication with the Company’s Compliance Officer. Our expectations for ethics are further embedded into our practices through cross-discipline education and trainings, which are provided at the individual, office, and company-wide levels.

Our Code of Ethics can be found at https://ir.marcusmillichap.com/corporate-governance/governance-documents. Any amendments to the Code of Ethics, or any waivers of their requirements required to be disclosed pursuant to SEC or NYSE requirements, will be disclosed on the website.

Human Capital

We consider our relationship with our employees and independent contractors to be good, and we endeavor to offer reasonable and equitable opportunities to create a workplace that is welcoming, diverse, inclusive, equitable, safe, engaged, and respectful of all people. We take recruiting, development, training, and the retention of talent very seriously to help drive long-term value. Key highlights for 2022 included the following:

•

The first fellowship group of the William A. Millichap Fellowship Program, a comprehensive two-year training and development program designed to prepare participants for rewarding careers in commercial real estate, commenced in February 2022.

•	In 2022, we continued to partner with a leading analytics and advisory company to implement a robust leadership training program for our senior leadership including our regional managers.

•

In 2022, we engaged in a new recruitment endeavor, partnering with the U.S. Department of Defense’s SkillBridge program, which assists retiring military veterans retrain for, and transition to, civilian careers.

For more information about our human capital efforts, please refer to the section entitled “Human Capital” in our Annual Report on Form 10-K for 2022.

Environmental Sustainability

We recognize that operating our business in an environmentally sustainable manner is important to our success. For this reason, we are exploring ways to address the environmental impact of our business, reduce carbon emissions, increase energy efficiency, reduce waste, and limit our consumption of natural resources.

Climate Measures

As an organization, we have made a commitment to identifying, mitigating, and managing risks associated with climate change. In addition, although we do not own or manage real property, we recognize the impact our activities, as well as those of our clients and vendors, may have on the environment and are exploring ways to reduce these impacts. We have enacted policies designed to manage our environmental impact and support our clients in their efforts to advance their own sustainability initiatives.

Resource Consumption

We are similarly focused on reducing our waste and energy usage. In addition to exploring the use of reusable materials, the methods of reducing waste, and potential energy efficient improvements, we have pivoted to the use of technology such as online deal rooms and e-signing vendors to reduce paper waste and have partnered with e-waste recycling vendors to recycle our physical technology equipment or dispose of it in an environmentally sound manner.

We are committed to leasing office space in LEED Certified, Energy Star Rated, and BOMA Best Gold buildings where appropriate and are working with our current landlords to make environmentally sustainable improvements. Thirty-two of our current offices are located in such buildings and we expect this number to increase as leases expire and new space is acquired. Additionally, we facilitate remote work where appropriate and have invested in best-of-class tools to allow our team to work at the highest levels outside the office, thereby reducing the carbon footprint associated with unnecessary office energy consumption and a regular commute. We also request data regarding our energy consumption and our utilization of other natural resources from each of our landlords.

We plan to regularly evaluate our environmental sustainability policies and practices to identify potential opportunities for further improvements and support the environmental sustainability initiatives of our employees and vendors.

More information on our Commitment to Sustainability policy can be found at: https://ir.marcusmillichap.com/esg/a-commitment-to-sustainability.

Commitment to People and Community – Corporate Responsibility

Marcus & Millichap maintains a Corporate Responsibility Policy. This policy memorializes our commitment to our employees, our community, and our stakeholders, as we believe taking into account the interests of our stakeholders drives the success of our business. This commitment includes:

•	creating a workplace that is welcoming, diverse, inclusive, equitable, safe, engaged, and respectful of all people;

•	promoting growth through opportunity and professional development; and

•

exploring ways to engage with our communities to effect positive change. A few examples include our participation in Feeding America, Rise Against Hunger Meal Packaging Event, Capital Markets adopting a family for the holidays, and various offices participating in local volunteer events throughout the year.

More information on our Corporate Responsibility Policy can be found at: https://ir.marcusmillichap.com/esg/corporate-social-responsibility.

Communications from Stockholders and Other Interested Parties to Directors

The Board recommends that stockholders and other interested parties initiate communications with the Board, any committee of the Board, or any individual director in writing to the attention of our Corporate Secretary at our principal executive office at 23975 Park Sorrento, Suite 400, Calabasas, CA 91302. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, at the Corporate Secretary’s discretion, not to forward items if the Corporate Secretary deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

Ernst & Young LLP has served as our independent registered public accounting firm since 2013. The Audit Committee has once again selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2023. As a matter of good corporate governance, the Audit Committee is submitting its appointment to our stockholders for ratification. If the appointment of Ernst & Young LLP is not ratified by a majority of the shares of our common stock present or represented at the Annual Meeting and entitled to vote on the proposal, the Audit Committee will review its future appointment of an independent registered public accounting firm in light of that vote result.

The Audit Committee pre-approves and reviews audit and non-audit services performed by our independent registered public accounting firm, as well as the fees charged for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. For additional information concerning the Audit Committee and its activities with the independent registered public accounting firm, see “Corporate Governance” and “Audit Committee Report” in this Proxy Statement.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Fees Billed by Independent Registered Public Accounting Firm

The following table shows the fees and related expenses for audit and other services provided by Ernst & Young LLP in 2021 and 2022. The services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2022	2021
Audit Fees	$1,278,537	$1,088,182
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	150,000

Total	$1,278,537	$1,238,182

Audit Fees. This category includes fees for (i) the audit of our annual consolidated financial statements, (ii) reviews of our quarterly condensed consolidated financial statements, and (iii) services that are normally provided by our independent auditors in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. This category includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees. This category includes fees for professional services for tax compliance, tax advice, and tax planning. These services include assistance regarding federal, state, and international tax compliance, assistance with tax reporting requirements and audit compliance, tax planning, consulting, and assistance on business restructuring.

All Other Fees. This category includes fees for products and services other than the services reported above. These services included cyber security consultation and impact analysis and environmental social governance framework development and materiality assessment.

The Audit Committee determined that Ernst & Young LLP’s provision of these services, and the fees that we paid for these services, are compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee pre-approved all services that Ernst & Young LLP provided for 2021 and 2022 in accordance with the pre-approval policy discussed above.

Recommendation of the Board

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board consists of the four directors whose names appear below. The Audit Committee is composed exclusively of directors, who are independent under the NYSE listing standards and the SEC rules.

The Audit Committee’s general role is to assist the Board in monitoring the Company’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2022 and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with members of Ernst & Young LLP, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and SEC requirements.

In addition, the Audit Committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with members of Ernst & Young LLP, its independence.

Based on these discussions, the financial statement review, and other matters it deemed relevant, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for 2022.

Norma J. Lawrence (Chair)

Lauralee E. Martin

George T. Shaheen

Don C. Watters

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders are being asked to cast an advisory vote to approve the compensation of our named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables (a “say-on-pay” vote).

Our executive compensation program is designed to reward performance in a simple and effective way. We believe the compensation paid to our named executive officers for 2022 appropriately reflects and rewards their contributions to our performance and is aligned with the long-term interests of our stockholders.

We encourage stockholders to read the Compensation Discussion and Analysis, beginning on page 16 of this Proxy Statement, which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2022.

Stockholders are being asked to approve the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables), is hereby approved.”

As an advisory vote, this proposal is not binding on the Company, the Board, or the Compensation Committee. However, the Board and the Compensation Committee value the opinions expressed by stockholders in their votes on this proposal and will consider the outcome of the vote when making future compensation decisions regarding named executive officers.

We currently conduct annual advisory votes on executive compensation, and we expect to conduct the next advisory vote on executive compensation at our 2024 Annual Meeting of Stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE NON-BINDING RESOLUTION TO APPROVE EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis, we discuss our compensation philosophy and executive compensation program, as well as describe and analyze our compensation actions and decisions for our named executive officers for the fiscal year ended December 31, 2022 (each, an “NEO”). For 2022, our NEOs and their designated titles are as follows:

•	Hessam Nadji, President and Chief Executive Officer

•	Steven F. DeGennaro, Executive Vice President and Chief Financial Officer

•	Richard Matricaria, Executive Vice President and Chief Operating Officer, Western Division

•	John David Parker, Executive Vice President and Chief Operating Officer, Eastern Division

•	Gregory A. LaBerge, Senior Vice President, Chief Administrative Officer

2022 Business Overview

In 2022, the industry and our business experienced a dramatic shift in market conditions between the first half of 2022 and the latter part of the year, largely stemming from the Federal Reserve’s financial tightening that increased interest rates and drove down real estate values. This market disruption caused escalation of deal cancellations, further widening of the bid/ask spread, and lack of investor urgency in the market in the fourth quarter of 2022 that negatively impacted our fourth quarter financial results. Despite this significant market disruption, we still delivered record revenue of $1.3 billion, closed over 12,000 total transactions with an aggregate volume of approximately $86 billion, and outperformed the commercial real estate transactions market.

Our executive team displayed incredible leadership and work ethic to navigate the difficulties posed by market conditions in the latter part of the year and continued to advance our platform in 2022. These advancements included new technology, such as our client application called MyMMI, the launch of our auction division, and ongoing expansion of financing capabilities, especially in the agency lending arena. The ongoing elevation of our brand was on pace once again with marquee client webcasts, industry-leading research content, and commanding presence in the media as well as at industry conferences.

While we continue to navigate near-term challenges, we remain committed to sustaining our long-term mindset. This includes building competitive advantages, continuing to prioritize delivering best-in-class services for our clients, and strategically deploying capital to further strengthen our internal resources and enhancing growth opportunities externally in the coming years.

Below are certain of our key business results for 2022:

•	Total revenue increased to a record $1.3 billion

•	Net income decreased to $104.2 million, or $2.59 per common share, diluted, in 2022 compared to $142.5 million, or $3.55 per common share, diluted in 2021

•	Adjusted EBITDA was $165.5 million in 2022(1), representing the second best year in our history, compared to $213.0 million in 2021

•	Brokerage commissions were $1.2 billion, roughly unchanged

•	Private client brokerage revenue decreased by 1.7% to $682.0 million

•	Middle market and larger transaction brokerage revenue increased by 3.9% to $463.5 million

•	Financing fees increased by 3.0% to $113.0 million

(1)	GAAP to Non-GAAP reconciliation is disclosed on page 42 of the Company’s 2022 Annual Report on Form 10-K, which was filed with the SEC on February 28, 2023.

Alignment of CEO Compensation and Company Performance

We designed our 2022 executive compensation program to motivate and reward executive performance. Highlighting the alignment between Company performance and our executive pay, the following charts show the Company’s revenue, net income, and pre-tax net income for the past three years and Summary Compensation Table (“SCT”) total compensation for and Compensation Actually Paid (“CAP”), as calculated pursuant to Item 402(v) of Regulation S-K, to our Chief Executive Officer as compared to the Company’s total shareholder return (“TSR”) over the same time period.

Revenue

Revenue increased from $0.7 billion in 2020 to $1.3 billion in 2022, at a compound annual growth rate (“CAGR”) of 35%. We exhibited exceptional revenue performance in 2021, significantly outperforming peers despite the effects of the COVID-19 pandemic and other world events. In 2022, we were able to maintain this revenue performance and still delivered a record revenue of $1.3 billion, despite a dramatic shift in market conditions between the first half of 2022 and the latter part of the year.

Net Income

Net income increased from $42.8 million in 2020 to $104.2 million in 2022, at a CAGR of 56%. As with the Company’s revenue, we exhibited exceptional net income performance in 2021, significantly outperforming peers despite the effects of the COVID-19 pandemic and other world events. Our net income performance in 2022 decreased from 2021, due to the unexpected market disruptions in the second half of the year and increased costs related to strategic investments, particularly in talent acquisition and retention. Nevertheless, the Company’s earnings remained strong for the year.

Pre-Tax Net Income Relative to Annual Incentive Targets

Pre-tax net income increased from $59.4 million in 2020 to $142.0 million in 2022, at a CAGR of 55%. As with the Company’s revenue and net income, we exhibited exceptional pre-tax net income performance in 2021 but our performance in 2022 decreased from 2021, for the reasons described above. We use pre-tax net income as a financial metric in our annual incentive plan, and we set our annual incentive targets above our prior year actual results each year.

CEO Compensation and TSR Alignment

This chart indicates the SCT total compensation and CAP for Hessam Nadji, our President and Chief Executive Officer, for each of 2020, 2021 and 2022, as reported in the 2022 Summary Compensation Table and the Pay Versus Performance Table, respectively. Mr. Nadji’s SCT total compensation for 2022 decreased primarily due to a decrease in the amount of annual cash incentives that he earned based on the Company’s pre-tax net income performance in 2022, as further described below. However, Mr. Nadji’s annual cash incentives earned for 2022 also reflects his meeting or exceeding most of his pre-established individual performance goals. Mr. Nadji’s CAP for 2022 significantly decreased from the prior year, due to the decline in our stock price, which was reflected in the fair value of Mr. Nadji’s stock awards. As the chart illustrates, our CEO compensation is generally aligned with TSR.

While we believe that our 2022 executive compensation program was aligned with Company performance, in light of our overall 2022 performance, we have reduced the 2023 target short-term cash incentive award opportunities for each NEO by 15% and have made corresponding reductions in the number of equity awards to certain NEOs.

Compensation Philosophy

Our executive compensation program is intended to achieve the following objectives:

•	Attract and incentivize talented individuals to lead and manage our business

•	Align our executive officers’ compensation with our business objectives and the interests of our stockholders

•	Reward our executive officers fairly over time based on actual performance and retain those individuals who continue to meet our high expectations

Executive Summary

Base Salary. In May 2022, after considering the Company’s performance to date, tenure in current positions with expanded responsibilities, each NEO’s individual performance, and market competitiveness, the Compensation Committee approved base salary increases for each NEO (other than Mr. DeGennaro), effective April 1, 2022.

Annual Cash Incentives. For 2022, each of our NEOs had the opportunity to earn cash incentive awards based on the achievement of financial and non-financial goals approved by the Compensation Committee, as described in more detail in “Annual Cash Incentives” below. Actual 2022 financial performance was achieved at 70% of the target goal, and each of the NEOs met or exceeded most of his strategic goals. As a result, annual cash incentives for Messrs. Nadji, DeGennaro, Matricaria, Parker, and LaBerge were earned at 87%, 94%, 94%, 95%, and 86% of target, respectively. These awards are disclosed in the Non-Equity Incentive Plan column of the Summary Compensation Table.

Long-Term Incentives. In February 2022, Messrs. Nadji, DeGennaro, Matricaria, Parker, and LaBerge were granted 92,000, 44,272, 58,788, 58,788 and 26,766 restricted stock units (“RSUs”), respectively, which vest over five years, subject to the applicable NEO’s continuous service through each applicable vesting date. Please see “Long-Term Incentives” below for more information.

Stockholder Advisory Vote on Executive Compensation

The Compensation Committee is very interested in the ideas and any concerns of our stockholders regarding executive compensation. At last year’s Annual Meeting of Stockholders, approximately 98% of votes cast (for or against) by stockholders supported the advisory vote on executive compensation. In evaluating our compensation practices in 2022, the Compensation Committee was mindful of the strong support our stockholders expressed for the Company’s philosophy of linking compensation to operational objectives and the enhancement of stockholder value. As a result, no changes to the executive compensation program were made based on the results of the 2022 advisory vote.

Compensation Policies and Practices

Our executive compensation program and corporate governance policies are designed to link pay with operational performance and increase in long-term stockholder value while striking a responsible balance between risk and reward. To accomplish these objectives, we have adopted the following policies and practices over time:

What We Do	What We Don’t Do
✓ Pay-for-performance philosophy and culture	× Minimum guaranteed vesting for performance-based equity awards
✓ More than two-thirds of our current NEOs’ total target direct compensation is performance-based and/or at risk	× Allow for pledging and hedging of company stock by executive officers, directors, employees, and independent contractors
✓ Independent compensation committee	× Single trigger vesting of equity awards
✓ Independent compensation consultant	× Excessive severance or change in control benefits
✓ Clawback policy for executive officers on cash and equity incentives	× Payout or settlement of dividends and dividend equivalents on unvested equity awards
✓ Responsible use of shares under our long-term incentive program	× Reprice, cash-out or exchange “underwater” stock options without stockholder approval
✓ Robust stock ownership requirements	× Tax gross-ups
✓ Annual risk assessment of our compensation program	× Executive pension plans or supplemental retirement plans
✓ Limited perquisites and personal benefits

Process for Determining Executive Compensation

Role of Compensation Committee and Management

The Compensation Committee has responsibility for administering and approving annually all elements of compensation for the Company’s NEOs, with input from our management team and advice from the Compensation Committee’s independent consultant, FW Cook.

At the start of the year, with the assistance of FW Cook and our management team, the Compensation Committee approves target pay opportunities for each current executive officer, including base salary, target annual incentive opportunity, and long-term equity awards. Our CEO develops recommendations for target pay opportunities for executives other than himself, informed by competitive market dynamics, the responsibilities and capabilities of each executive officer, internal fairness, past performance, and future potential. The CEO does not provide recommendations to the Compensation Committee for his own compensation. Our corporate performance and our CEO’s individual performance is reviewed annually by the Chair of the Board, who then presents his recommendation regarding the CEO’s target pay opportunities to our Compensation Committee for discussion. The Compensation Committee then makes the final determination on the target pay opportunities for our CEO.

At the start of the year, the Compensation Committee also determines the design of the incentive program, including performance measures, weightings, and goals, to ensure these programs support the Company’s business objectives and strategic priorities. With respect to performance measures and goals, the annual operating plan initially established by management, and subsequently approved by our Board, is an important input into the Compensation Committee’s decision-making process. Members of the management team attend Compensation Committee meetings but are not present for executive sessions. The Compensation Committee makes all final decisions with respect to compensation of our NEOs.

After the end of the year, the Compensation Committee determines the earned incentive amounts for each of our executive officers, based on a thorough review of Company and individual performance. In determining earned amounts, the Compensation Committee considers: (i) the CEO’s evaluation of each executive officer other than himself, (ii) the Compensation Committee’s qualitative evaluation of each executive officer’s overall and corporate performance, (iii) the Chair of the Board’s qualitative evaluation of our corporate performance and our CEO’s individual performance, and (iv) the objective assessment of each executive officer’s actual performance against pre-established goals and financial targets.

The Compensation Committee also approves compensation packages for new executive officers, which generally include an initial base salary, target annual incentive opportunity, and long-term equity award, and may include severance benefits. Such compensation packages are typically approved after consulting with FW Cook and our management team, including our CEO, and are informed by competitive market dynamics, the responsibilities associated with the position, and internal fairness.

Role of Consultants

The Compensation Committee has engaged FW Cook as its independent executive compensation advisor. FW Cook reports directly to the Compensation Committee and does no work for management that is not under the Compensation Committee’s purview. FW Cook provides independent advice to the Compensation Committee on the reasonableness of executive compensation levels in comparison with typical market practices, and on the appropriateness of the compensation program structure in supporting the Company’s business objectives. A representative of FW Cook attends meetings of the Compensation Committee, and communicates with the Compensation Committee Chair between meetings. The Compensation Committee assessed the independence of FW Cook pursuant to SEC rules and stock exchange listing standards and concluded that no conflicts of interest exist.

Role of Competitive Data

Because there are not many publicly traded commercial real estate services firms similar in size and business model to us, development of an appropriate “peer group” of companies against which to compare pay levels and practices proves challenging. However, in April 2022, the Compensation Committee, with the assistance of FW Cook, selected a peer group to help guide 2022 compensation decisions consisting of 13 business services companies, based on the following criteria:

•	reasonable comparability in size to the Company in terms of annual revenue and market cap;

•	executives are responsible for managing large numbers of professional employees; and

•	generally engaged in the business of providing transactional services to businesses and individuals.

Based on the above criteria, the Compensation Committee selected the following companies as our peer group for 2022.

B. Riley Financial	Moelis & Company	Ryan Specialty Group
Brown & Brown	Newmark Group*	SelectQuote
Crawford & Company	Oppenheimer Holdings	Walker & Dunlop
Douglas Elliman*	Piper Sandler
Houlihan Lokey	PJT Partners

*

As noted above, there are not many publicly traded commercial real estate services firms similar in size and business model to us. However, Douglas Elliman and Newmark Group represent two real estate companies that the Compensation Committee, with the assistance of its independent compensation consultant, determined to be similar enough to warrant inclusion in our peer group.

The Compensation Committee also considered CBRE Group, Colliers International, Cushman & Wakefield, and Jones Lang LaSalle, which we consider to be our direct competitors for inclusion in the peer group, but it was ultimately determined that these companies were too large to include in the peer group.

The market data considered by the Compensation Committee as part of the pay-setting process for 2022 generally reflected compensation levels and practices for executives holding comparable positions at peer group companies.

Elements of 2022 Compensation

This section describes the elements of our NEOs’ 2022 compensation, which consist of the following:

Direct Compensation	Indirect Compensation
• Base Salary	• Employee Benefits
• Annual Cash Incentives
• Long-Term Equity Incentives

In 2022, approximately 91% of our CEO’s and about 90% on average of our other NEOs’ target total direct compensation was “at-risk” and/or performance-based.

(1)	Reflects target amounts and not amounts actually earned.

Base Salary

Base salary is a fixed component of our NEOs’ compensation and does not vary with Company performance. Base salaries are set at levels intended to be competitive and commensurate with each executive officer’s position, performance, skills, and experience to attract and retain the best talent. The Compensation Committee reviews base salaries for our executive officers annually and adjusts them, if needed, to reflect changes in market conditions or other factors, including changing responsibilities as our executive officers’ positions evolve.

In May 2022, after considering each NEO’s individual performance and responsibilities, which had grown substantially in recent years and historical salaries as well as a market data analysis of the Company’s peer group, the Compensation Committee approved base salary increases for each NEO (other than Mr. DeGennaro), effective April 1, 2022. The Compensation Committee determined that Mr. DeGennaro’s base salary, which was set in August 2020 when he joined the Company, remained market competitive and commensurate with his role, responsibilities, and performance.

The table below sets forth our NEOs’ 2022 base salary levels and our NEOs’ base salary increases compared to 2021 base salary levels.

NEO	2022 Annual Base Salary	2021 Annual Base Salary	Percentage Increase
Hessam Nadji	$700,000	$600,000	16.67%
Steven F. DeGennaro	$400,000	$400,000	—
Richard Matricaria	$400,000	$350,000	14.29%
John David Parker	$400,000	$350,000	14.29%
Gregory A. LaBerge	$350,000	$300,000	16.67%

Annual Cash Incentives

In 2022, all our executive officers participated in the 2022 Executive Short-Term Incentive Plan (the “Plan”). The Compensation Committee established certain financial and non-financial goals in May 2022, which are discussed in more detail below.

Annual cash incentives are designed to reward annual accomplishments against pre-established financial and strategic goals. The Compensation Committee approved 2022 target short-term cash incentive award opportunities in the amounts set forth below for achievement against the pre-established goals at target. Each of our NEOs received target annual incentive opportunity increases in May 2021. In increasing each NEO’s target annual incentive opportunity, the Compensation Committee considered each NEO’s individual performance and responsibilities, which had grown substantially in recent years and historical target amounts as well as a market data analysis of the Company’s peer group.

NEO	2022 Target Annual Incentive Opportunity	2021 Target Annual Incentive Opportunity
Hessam Nadji	$2,700,000	$1,750,000
Steven F. DeGennaro	$950,000	$600,000
Richard Matricaria	$1,550,000	$1,000,000
John David Parker	$1,550,000	$1,000,000
Gregory A. LaBerge	$550,000	$400,000

Actual annual incentive awards could range from 0 to 200% of each NEO’s target based on performance against the performance goals. In addition, the Compensation Committee retained the flexibility to adjust awards based on the Company and each NEO’s performance and any other factors as they deem appropriate.

Financial and Individual Objectives for 2022. Annual incentives for 2022 were based on a combination of financial and individual strategic performance goals.

The weightings between each performance category for each NEO were as follows:

NEO	MMI Financial Performance	Individual/Strategic Performance
Hessam Nadji	50%	50%
Steven F. DeGennaro	40%	60%
Richard Matricaria	40%	60%
John David Parker	40%	60%
Gregory A. LaBerge	25%	75%

For 2022, the MMI financial performance target was pre-tax net income of $203 million, which was considered to be an aggressive goal at the time the goal was approved, given the prior year’s results and internal projections. Pre-tax net income was chosen as the financial performance goal for the Company’s annual incentive plan because it provides a consistent, firm and accurate measure of the Company’s overall financial performance and profitability, as it excludes the impact of tax considerations, which can be complex and variable due to the nature of our business, and the various state, local, and foreign taxes that we are subject to. The 2022 target pre-tax net income goal was set at a time when economic uncertainty related to the pandemic, market volatility, and other global events remained, but interest rates and inflation remained low and real estate valuations were strong. Accordingly, the 2022 target goal was set 5.02% higher than 2021 actual pre-tax net income.

Actual 2022 pre-tax net income was $142 million, or 70% of the pre-established target level. While the Company’s financial performance remained on track to reach the Company’s target financial goal through the third quarter of 2022, the industry and our business experienced a dramatic shift in market conditions between the first half of 2022 and the latter part of the year, as the Federal Reserve aggressively increased interest rates, which drove down real estate values. This market disruption caused escalation of deal cancellations, further widening of the bid/ask spread, and lack of investor urgency in the market in the fourth quarter of 2022 that negatively impacted our financial results. However, the team’s commitment and loyalty to the firm during this significant market disruption was followed by an incredible work ethic to meet, and oftentimes significantly exceed, expectations with respect to the Company’s key business and strategic initiatives.

Individual/strategic performance goals varied for each executive and related to the following:

NEO	Individual/Strategic Performance Goals
Hessam Nadji	Retention rate, recruiting, key platform improvements, and strategic initiatives

Steven F. DeGennaro	Financial services operational improvements, analyst expectation management, IR function management, and strategic initiatives

Richard Matricaria	Retention rate, recruiting, and strategic initiatives, including supporting the CEO in managing outcomes for key people and projects

John David Parker	Retention rate, recruiting, agent business plan, productivity, retention and revenue increases, and strategic initiatives, including supporting the CEO in managing outcomes for key people and projects

Gregory A. LaBerge	Retention rate, technology enhancements, marketing department improvements, strategic initiatives, and administrative support improvements

The Compensation Committee evaluated each NEO’s performance against each strategic goal to make an overall determination of the aggregate achievement for each NEO. Based on this evaluation, the Compensation Committee determined that each NEO met or exceeded most of his strategic goals. In addition, each NEO made significant contributions above and beyond his strategic goals. Key performance highlights that were considered by the Compensation Committee in assessing the achievements of the NEOs included:

•	The Company met its goals on all platform improvement initiatives, as reflected in the feedback received from the marketplace confirming the value of our tools, branding and communications.

•	The Company achieved its pre-established retention rate at 100% of target, despite an unusually tight labor market.

•	The Company had consistent year-over-year revenue despite a reduction in headcount.

•	The Company experienced a significant increase in revenue from its agent cadre as a result of effective initiatives relating to communication, events and touch points to strengthen its sales force.

Based on MMI’s financial performance and the Compensation Committee’s assessment of each NEO’s individual performance against his pre-established strategic goals as well as the Compensation Committee’s independent judgment and discretion as to each NEO’s total contributions to the Company, the Compensation

Committee awarded the annual incentives, set forth in the table below, which reflected a percentage of each NEO’s target annual incentive opportunity.

NEO	Target Annual Incentive Opportunity	Actual Award (% of Target)	Actual Award ($)
Hessam Nadji	$2,700,000	87%	2,339,750
Steven F. DeGennaro	$950,000	94%	895,125
Richard Matricaria	$1,550,000	94%	1,457,125
John David Parker	$1,550,000	95%	1,478,250
Gregory A. LaBerge	$550,000	86%	471,625

Long-Term Incentives

Our long-term incentive program generally consists of annual grants of RSUs, which align the interests of management with those of stockholders, promote retention of key talent, and reward total stockholder return performance. When determining the appropriate RSU grants for NEOs, the Compensation Committee considers each NEO’s role, responsibilities, past performance, future potential, current level of ownership, and amount of unvested equity holdings.

After considering the Company’s and each NEO’s strong 2021 performance relative to the metrics set forth in the annual incentive plan for 2021, each NEO’s current equity holdings in the Company, a market data analysis of the Company’s peer group, and the desire to expand the equity ownership of our NEOs to promote long-term retention and alignment with the Company’s stockholders, in February 2022, the Compensation Committee granted 92,000 RSUs to Hessam Nadji, 44,272 RSUs to Steven DeGennaro, 58,788 RSUs to Richard Matricaria, 58,788 RSUs to John David Parker, and 26,766 RSUs to Gregory A. LaBerge in connection with the annual compensation review process. The grant date value of these RSU awards is disclosed in the Grants of Plan-Based Awards table.

Each NEO’s RSUs vest in five equal annual installments, with the first vesting date beginning on March 10, 2023, subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving a change in control. See “Severance and Change in Control Benefits” below for more information.

Policies for Compensation Risk Mitigation

Recoupment Policy

The Marcus & Millichap, Inc. Clawback Policy provides that in the event (i) the Company is required to restate any of its financial statements that have been filed with the SEC or (ii) any person who is or was a Section 16 Officer or a division manager of a subsidiary of the Company has engaged in misconduct, then the Compensation Committee may, in its sole discretion, after evaluating the associated costs and benefits and subject to applicable law, seek to recover all or any portion of any incentive-based compensation (including cash and equity awards, whether time or performance-based, and salary increases) granted or paid to or earned by any such person during the three-year period preceding the date on which the Company is required to prepare the restatement or in the case of misconduct, the three-year period preceding the date of the misconduct, as determined by the Board.

The Compensation Committee will amend the Clawback Policy to comply with the final SEC rules regarding the recoupment policy required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging, Pledging and Insider Trading Policies

Our Insider Trading Policy expressly bars hedging, derivative, or any other speculative transactions involving the Company’s stock by all officers, employees, and independent contractor agents of the Company and its subsidiaries, all members of the Board, and any consultants, advisors, and contractors to the Company and its subsidiaries that the Company designates, as well as members of the immediate families and households of these persons. Such prohibited transactions include hedging or derivative transactions, such as “cashless” collars, forward contracts, equity swaps or other similar or related transactions, or any short sale, “sale against the box” or equivalent transaction involving the Company’s stock or the stock of certain business partners. We also generally prohibit such covered persons from pledging Company stock to secure a loan, or from purchasing Company stock on margin (including in connection with exercising any Company stock options). In addition, we prohibit covered persons from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit, and maintain a quarterly black-out window where applicable individuals may not trade. We may, in appropriate circumstances, permit transactions pursuant to a blind trust or a pre-arranged trading program that complies with Rule 10b5-1 to take place during periods in which the individual entering into the transaction may have material nonpublic information or during black-out periods.

Indemnification Agreements

Indemnification agreements indemnify our executive officers and the members of our Board of Directors, as well as those who act as directors and officers of other entities at our request, against expenses, judgments, fines, settlements, and other amounts, actually and reasonably incurred in connection with any proceedings arising out of their services to us and our subsidiaries.

A Culture of Ownership

The Company’s stock ownership guidelines are designed to encourage our executive officers and other key employees to achieve and maintain a significant equity stake in the Company and closely align their interests with those of our stockholders. The stock ownership guidelines call for each executive officer and key employee that is subject to the guidelines to own shares of our common stock (including directly owned shares, beneficially owned shares held indirectly by family members, trusts or otherwise, vested share units in a non-qualified deferral arrangement, shares held in the 401(k) plan, and unvested restricted shares and RSUs that vest solely on continued service) having a value equal to a multiple of their annual base salary within five years from the date they become subject to the share ownership guidelines as set forth below:

Position	Ownership Requirement
Chief Executive Officer	6x Base Salary
Other NEOs and Senior Executives	3x Base Salary
Division Managers and Specialty Directors	2x Base Salary

If an executive officer or key employee is promoted to a position with a higher ownership requirement, he or she will have five years from such promotion to achieve the higher ownership level. Until these minimums are achieved, executive officers must retain 50% of the net after tax shares earned at exercise of stock options or stock appreciation rights, payment of performance shares/units, and vesting of restricted shares/RSUs, in each case, during the five-year initial compliance period and 100% thereafter.

The Compensation Committee conducts an annual review to assess compliance with the guidelines. Specifically, as of the last day of each fiscal year, the number of shares each executive officer is required to own is calculated based on the then-current annual salary and an average of the closing stock prices for the prior 60 trading days. This number of shares will be the required ownership level until the next annual calculation. At the end of 2022, each of our NEOs had satisfied his stock ownership guideline requirement.

Exceptions to the stock ownership guidelines may be made at the discretion of the Compensation Committee. It is expected that these instances will be rare. If an exception is granted in whole or in part, the

Compensation Committee will, in consultation with the affected executive, develop an alternative stock ownership and holding requirement for such individual that reflects both the intention of the policy and such individual’s particular circumstances.

Compensation Risk Assessment

For 2022, FW Cook conducted a review of the compensation-related risks associated with our executive compensation program as well as the Company’s compensation practices for regional managers, staff employees, and independent contractor agents, which included the different levels of compensation for regional managers, the basic commission programs and splits available to independent contractor agents, and the equity award program available to agents, as well as the deferred commission program in which many agents participate. The risk assessment concluded that our compensation programs are well designed to encourage behaviors aligned with the long-term interests of our stockholders. FW Cook also found a reasonable balance in fixed versus variable pay, cash and equity, and appropriate mix of financial and non-financial metrics. Finally, it was determined that there are appropriate policies in place to mitigate compensation-related risk, including stock ownership guidelines for executives, insider-trading prohibitions, the recoupment policy, and independent Compensation Committee oversight of our executive compensation programs. Based on this information, the Compensation Committee concluded that our compensation programs do not create material risks that are likely to have a material adverse effect on the Company.

Other Compensation Practices and Policies

Benefits and Limited Perquisites

Our benefits philosophy is to provide our executive officers, including our NEOs, with the same benefits available to all other employees, including health and welfare, retirement (which includes our 401(k) plan that provides for matching contributions), and life insurance benefits.

In addition to these Company-wide benefits, our NEOs are offered Company-paid automobile allowances. We believe that it is important to compensate our executive officers for all expenses incurred while traveling for work to allow our NEOs to concentrate on their responsibilities and our future success.

Deferred Compensation

Our NEOs are eligible to voluntarily defer base salary and annual cash incentives through the Marcus & Millichap, Inc. Deferred Compensation Plan (the “NQDC Plan”). This is a standard management benefit plan offered by many public companies to provide executives tax-planning flexibility. In addition, Mr. Nadji holds fully vested cash-settled stock appreciation rights (“SARs”), which were granted before our initial public offering that constitute deferred compensation as they are cash-settled awards only payable upon death, a long-term disability of three months or longer, a mutual termination, a termination other than for cause, a resignation, or a change in control. The specific benefits and a more detailed description of features of these arrangements are set forth in the section entitled “Non-Qualified Deferred Compensation” below. In 2022, Mr. DeGennaro enrolled in the NQDC Plan and elected to defer receipt of 31% of the cash award he earned under the Executive Incentive Plan in respect of his service in 2021. None of our other NEOs participated in the NQDC Plan in 2022.

Policy Regarding Deduction Limit

While Section 162(m) of the Internal Revenue Code (the “Code”) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers, the Compensation Committee retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating, and retaining key executives.

Severance and Change in Control Benefits

We maintain a change in control policy, which is designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our executive officers and key employees focused on pursuing all corporate transaction activity that is in the best interests of our stockholders regardless of whether those transactions may result in their own job loss.

The change in control policy provides that if an executive officer’s employment is terminated by the Company without “cause” or an executive officer resigns for “good reason” (each as defined in the change in control policy), in each case, within 12 months following the change in control, then the executive will be entitled to receive the following severance payments and benefits: (1) a lump sum payment equal to 12 months’ base salary; (2) a lump sum equal to the target annual incentive opportunity for the year of termination (or if less, the target annual incentive opportunity for the year immediately preceding the year of termination); (3) acceleration of vesting of all outstanding and unvested RSUs; (4) COBRA premium reimbursement for up to 12 months; and (5) up to $25,000 toward appropriate executive-level outplacement or job search assistance. Further, we will seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

The change in control policy does not provide for a “gross-up” or other reimbursement payment for any tax liability that the executive officer may owe as a result of the application of Sections 280G or 4999 of the Code, and we have not agreed and are not otherwise obligated to provide any executive officer with such a “gross-up” or other reimbursement.

We also maintain a death and disability policy, which is designed to align with typical market practices. The policy provides that upon a termination of service due to death or disability, in each case, after at least one year of service, then vesting of all of the executive officer’s outstanding and unvested RSUs will accelerate. In addition, in the event of termination of service due to disability after at least one year of service, the executive officer will be entitled to receive COBRA premium reimbursement for up to 12 months.

Our Amended and Restated 2013 Omnibus Equity Incentive Plan (the “Equity Plan”) also provides that in the event of a merger or change in control (as defined in the Equity Plan) in which the surviving corporation does not assume or continue outstanding awards granted under the Equity Plan or substitute similar awards for such awards, the vesting of such awards (including awards held by the NEOs) will fully accelerate. This is a change in control benefit that many companies provide.

Finally, Mr. DeGennaro’s employment agreement provides that in the event that Mr. DeGennaro resigns for good reason or is terminated without cause by the Company, and complies with certain post-termination obligations, Mr. DeGennaro will receive cash severance benefits in an amount equal to six months of his base salary and 50% of the last annual cash incentive that he earned.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with the Company’s management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2022.

Don C. Watters (Chair)

Nicholas F. McClanahan

George T. Shaheen

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2022 were: Don C. Watters, Nicholas F. McClanahan, and George T. Shaheen. No member of this committee was at any time during 2022 or at any other time an officer or employee of the Company, and no member of this committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Compensation Committee during 2022.

Executive Compensation Tables

The following table provides information regarding certain compensation awarded to, or earned by, our NEOs for 2020, 2021, and 2022.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non- Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Hessam Nadji President and Chief Executive Officer	2022	675,000	—	4,350,680	2,339,750	145,470	22,000	7,532,900
	2021	562,500	437,500	3,597,200	3,500,000	114,077	13,500	8,224,777
	2020	501,731	—	3,376,400	1,205,000	146,863	27,510	5,257,504

Steven F. DeGennaro	2022	400,000	—	2,093,623	895,125	—	22,000	3,410,748
Executive Vice President and Chief Financial Officer	2021	400,000	150,000	294,600	1,200,000	—	17,500	2,062,100
	2020	131,076	250,000	201,075	—	—	—	582,151

Richard Matricaria	2022	387,500	—	2,780,085	1,457,125	—	14,853	4,639,563
Executive Vice President and Chief Operating Officer, Western Division(7)	2021	350,000	250,000	822,340	2,000,000	—	11,013	3,433,353

John David Parker	2022	387,500	—	2,780,085	1,478,250	—	5,562	4,651,397
Executive Vice President and Chief Operating Officer, Eastern Division(7)	2021	350,000	250,000	878,019	2,000,000	—	7,237	3,485,256

Gregory A. LaBerge	2022	337,500	—	1,265,764	471,625	—	19,000	2,093,889
Senior Vice President, Chief Administrative Officer	2021	298,125	—	198,159	800,000	—	15,000	1,311,284
	2020	260,692	—	246,472	251,125	—	20,380	778,669

(1)

The amounts shown in this column represent the actual amount of salary earned during the applicable year by each NEO. For 2020 and in the case of Mr. Nadji, for 2020 and 2021, such amounts reflect reductions in salary rates undertaken in response to the uncertainty and adverse economic impacts of the COVID-19 pandemic.

(2)	The amounts shown in this column for 2021 represent a discretionary bonus equal to 25% of the NEO’s 2021 target bonus opportunity.

(3)

The amounts shown in this column represent the aggregate grant date fair value of RSUs granted during the applicable year to certain of our NEOs, which was computed in accordance with ASC 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized.

(4)

The amounts listed in this column reflect the cash awards paid under the Company’s Executive Incentive Plan for performance in the applicable year. See the “Compensation Discussion and Analysis” section for a more complete description of how the cash incentive awards were determined for 2022.

(5)	The amounts listed in this column include the interest on Mr. Nadji’s cash-settled SARs for 2022:

Named Executive Officer	Increased Value of SARs during Fiscal Year ($)	Aggregate Value of SARs as of Fiscal Year End ($)
Hessam Nadji	145,470	4,152,920

For further information regarding the SARs, please refer to the discussion under the heading “Nonqualified Deferred Compensation.”

(6)	The following table reflects the breakout of the items and amounts included in this column for 2022:

	Nadji ($)	DeGennaro ($)	Matricaria ($)	Parker ($)	LaBerge ($)
Auto Benefit	18,000	18,000	10,853	1,562	15,000
401(k) Match	4,000	4,000	4,000	4,000	4,000

Total for Other	22,000	22,000	14,853	5,562	19,000

(7)	Messrs. Matricaria and Parker became NEOs in 2021. As a result, the above table reflects each of their compensation in respect of 2021 and 2022.

Grants of Plan Based Awards Table

The following table provides information regarding the incentive awards granted to the NEOs for 2022.

					All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($) (3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Hessam Nadji	N/A	—	2,700,000	5,400,000	—	—
	2/10/2022	—	—	—	92,000	4,350,680

Steven F. DeGennaro	N/A	—	950,000	1,900,000	—	—
	2/10/2022	—	—	—	44,272	2,093,623

Richard Matricaria	N/A	—	1,550,000	3,100,000	—	—
	2/10/2022	—	—	—	58,788	2,780,085

John David Parker	N/A	—	1,550,000	3,100,000	—	—
	2/10/2022	—	—	—	58,788	2,780,085

Gregory A. LaBerge	N/A	—	550,000	1,100,000	—	—
	2/10/2022	—	—	—	26,766	1,265,764

(1)	The Compensation Committee established certain financial and non-financial goals in May 2022, which are discussed in more detail in the “Compensation Discussion and Analysis.”
(2)

Messrs. Nadji, DeGennaro, Matricaria, Parker, and LaBerge’s RSUs vest in five equal annual installments, with the first vesting date beginning on March 10, 2023, subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Severance and Change in Control Benefits” below for more information.

(3)

The amounts shown in this column represent the aggregate grant date fair value of the RSUs granted in 2022 to certain of our NEOs, which was computed in accordance with ASC 718. The fair value of these awards was calculated based on the fair market value of our common stock on the accounting measurement date multiplied by the number of shares subject to the award and may not represent the actual value that may be realized.

The following table provides information about outstanding equity awards as of December 31, 2022 for the NEOs. None of the NEOs hold any stock options.

Outstanding Equity Awards at Fiscal Year End

Name	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(1)
Hessam Nadji	3,000	(2)	103,350
	36,800	(3)	1,267,760
	55,200	(4)	1,901,640
	73,600	(5)	2,535,520
	92,000	(6)	3,169,400

Steven F. DeGennaro	4,500	(7)	155,025
	6,000	(8)	206,700
	44,272	(6)	1,525,170

Richard Matricaria	1,294	(9)	44,578
	2,748	(3)	94,669
	6,000	(10)	206,700
	5,626	(4)	193,816
	9,458	(5)	325,828
	8,000	(11)	275,600
	58,788	(6)	2,025,247

John David Parker	2,014	(9)	69,382
	3,558	(3)	122,573
	6,000	(10)	206,700
	6,620	(4)	228,059
	10,598	(5)	365,101
	8,000	(11)	275,600
	58,788	(6)	2,025,247

Gregory A. LaBerge	505	(9)	17,397
	783	(3)	26,974
	1,831	(4)	63,078
	3,000	(12)	103,350
	4,056	(5)	139,729
	26,766	(6)	922,089

(1)	Based upon the closing price of our common stock of $34.45 on December 30, 2022, the last trading day before the end of the 2022 fiscal year.
(2)

Mr. Nadji was awarded 15,000 RSUs, effective March 27, 2018, which vest in five equal annual installments with 20% of such shares vesting beginning on April 10, 2019. The vesting of the RSUs is subject to Mr. Nadji’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(3)

Messrs. Nadji, Matricaria, Parker, and LaBerge were awarded 92,000, 6,864, 8,892, and 1,956 RSUs, respectively, effective February 13, 2019, which in each case vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2020. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(4)

Messrs. Nadji, Matricaria, Parker, and LaBerge were awarded 92,000, 9,374, 11,028, and 3,051 RSUs, respectively, effective February 11, 2020, which in each case vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2021. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(5)

Messrs. Nadji, Matricaria, Parker, and LaBerge were awarded 92,000, 11,822, 13,246, and 5,068 RSUs, respectively, effective February 11, 2021, which in each case vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2022. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(6)

Messrs. Nadji, DeGennaro, Matricaria, Parker, and LaBerge were awarded 92,000, 44,272, 58,788, 58,788, and 26,766 RSUs, respectively, effective February 10, 2022, which in each case vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2023. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(7)

Mr. DeGennaro was awarded 7,500 RSUs, effective August 4, 2020, which vest in five equal annual installments with 20% of such shares vesting beginning on August 10, 2021. The vesting of the RSUs is subject to Mr. DeGennaro’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(8)

Mr. DeGennaro was awarded 7,500 RSUs, effective August 3, 2021, which vest in five equal annual installments with 20% of such shares vesting beginning on August 10, 2022. The vesting of the RSUs is subject to Mr. DeGennaro’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(9)

Messrs. Matricaria, Parker, and LaBerge were awarded 6,470, 10,046, and 2,497 RSUs, effective February 26, 2018, respectively, which in each case vest in five equal annual installments with 20% of such shares vesting beginning on March 10, 2019. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(10)

Messrs. Matricaria and Parker were each awarded 15,000 RSUs, effective May 2, 2019, which in each case vest in five equal annual installments with 20% of such shares vesting beginning on May 10, 2020. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.
(11)

Messrs. Matricaria and Parker were each awarded 10,000 RSUs, effective May 4, 2021, which in each case vest in five equal annual installments with 20% of such shares vesting beginning on May 10, 2022. The vesting of the RSUs is subject to the applicable NEO’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

(12)

Mr. LaBerge was awarded 5,000 RSUs effective May 5, 2020, which vest in five equal annual installments with 20% of such shares vesting beginning on May 10, 2021. The vesting of the RSUs is subject to Mr. LaBerge’s continuous service through each vesting date, except in certain limited circumstances involving termination of service and/or a change in control. See “Potential Payments Upon Termination or Change in Control” below for more information.

Option Exercises and Stock Vested Table

The following table provides information about stock awards that vested during 2022 for the NEOs. None of the NEOs have been granted any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Hessam Nadji	58,200	2,654,442
Steven F. DeGennaro	3,000	118,380
Richard Matricaria	13,076	571,880
John David Parker	16,002	709,498
Gregory A. LaBerge	3,948	175,555

(1)	Includes shares withheld to cover taxes.
(2)

The value realized upon vesting was calculated by multiplying the number of shares acquired on vesting by the closing share price of the Company’s common stock on the NYSE on the vesting date, except where such vesting date fell on a day that was not a trading day, in which case such value was calculated by multiplying the number of shares acquired on vesting by the closing share price on the first trading day immediately following the vesting date.

Employment Agreements

Hessam Nadji

We entered into an employment agreement with Hessam Nadji, our President and Chief Executive Officer, effective March 31, 2016. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Nadji may terminate the agreement at any time, with or without cause, upon 15 days’ prior written notice. Mr. Nadji’s base salary is $700,000 and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. Nadji is not entitled to any severance compensation under his employment agreement if his employment terminates for any reason. Mr. Nadji’s employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

Steven F. DeGennaro

We entered into an employment agreement with Steven F. DeGennaro, our Executive Vice President and Chief Financial Officer, effective August 4, 2020. In accordance with his employment agreement,

Mr. DeGennaro’s base salary is currently $400,000 and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. DeGennaro also received a sign-on bonus of $250,000 in February 2021.

Mr. DeGennaro’s employment agreement provides that in the event that Mr. DeGennaro resigns for good reason or is terminated without cause by the Company, and complies with certain post-termination obligations, Mr. DeGennaro will receive cash severance benefits in an amount equal to six months of his base salary and 50% of the last annual cash incentive award that he earned. Mr. DeGennaro’s employment agreement also provides for certain change in control severance benefits that were superseded by the change in control policy. Mr. DeGennaro’s employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

Richard Matricaria

We entered into an employment agreement with Richard Matricaria, our Executive Vice President and Chief Operating Officer, Western Division, effective August 4, 2022. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Matricaria may terminate the agreement at any time, with or without cause. Mr. Matricaria’s base salary is $400,000 and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. Matricaria is not entitled to any severance compensation under his employment agreement if his employment terminates for any reason. Mr. Matricaria’s employment agreement also includes terms concerning non-competition, non-solicitation, confidentiality, and arbitration.

John David Parker

We entered into an employment agreement with John David Parker, our Executive Vice President and Chief Operating Officer, Eastern Division, effective August 4, 2022. The employment agreement has no specific term and constitutes at-will employment. Either the Company or Mr. Parker may terminate the agreement at any time, with or without cause. Mr. Parker’s base salary is $400,000 and he is eligible to receive annual non-equity incentive compensation, subject to his continued employment through the payment date, as described in more detail in the Compensation Discussion and Analysis. Mr. Parker is not entitled to any severance compensation under his employment agreement if his employment terminates for any reason. Mr. Parker’s employment agreement also includes terms concerning non-competition, non-solicitation, non-disparagement, confidentiality, and arbitration.

Pension Benefits

We do not maintain any defined benefit pension plans.

Nonqualified Deferred Compensation

The following table provides information regarding the contributions, earnings, and withdrawals during 2022, and account balances as of December 31, 2022 for our NEOs under the NQDC Plan and SARs:

Nonqualified Deferred Compensation—Fiscal 2022

Name	Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Hessam Nadji	SARs	—	—	145,470	—	4,152,920

Steven F. DeGennaro	NQDC Plan	250,000	—	(28,683)	—	471,317

Richard Matricaria	—	—	—	—	—	—

John David Parker	—	—	—	—	—	—

Gregory A. LaBerge	—	—	—	—	—	—

(1)

The amount reflected includes executive contributions of the cash award earned under the Executive Incentive Plan in respect of service in 2022, which is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for 2022.

(2)

The SARs are included in the Summary Compensation Table because such earnings were determined to be preferential or above-market. The earnings on the SARs represent interest on the SAR Account Balances (as defined below) for 2022.

(3)	A portion of these amounts were previously reported as compensation to the NEO in our Summary Compensation table for fiscal years prior to 2021: Hessam Nadji: SARs: $1,504,496 in interest.

Deferred Compensation Plan

The NQDC Plan is designed to allow a select group of management and highly compensated employees, including the Company’s NEOs, to defer receipt of a specified percentage or amount of their base salaries (up to 25%) and annual cash incentives or supplemental bonuses (up to 100%). Further, the Company may make discretionary contributions on behalf of participants in the NQDC Plan, which will vest based on years of service with the Company. Such discretionary amounts will vest in full upon the participant’s death, disability, or retirement. In 2022, Mr. DeGennaro enrolled in the NQDC Plan and elected to defer receipt of 28% of the cash award he earned under the Executive Incentive Plan in respect of his service in 2021. None of our other NEOs participated in the NQDC Plan in 2022.

Amounts deferred by a participant and any employer contributions will be credited to a bookkeeping account maintained on behalf of each participant. These amounts will be periodically adjusted for earnings and/or losses at a rate that is equal to the various hypothetical investment funds (also referred to as measurement funds) selected by the plan administrator and elected by the participant. Participants may reallocate previously invested money among each of the available measurement funds.

Under the NQDC Plan, if a participant has attained age 50 or has 10 or more years of service with the Company, a participant will be permitted to elect a single lump-sum payment or quarterly installment payments for up to 15 years following termination of employment with respect to each year’s deferrals, any discretionary company contributions, and any earnings associated with such amounts. Otherwise, such amounts will be paid out in a lump sum. Deferrals, but not discretionary Company contributions, also may be paid out prior to a participant’s termination of employment in the event of a financial hardship or if the participant makes a short-term payout election. In the event of a participant’s death or disability, such participant’s benefits will be paid out in a single lump sum.

The Company elected to fund the NQDC Plan through company owned variable life insurance policies. The NQDC Plan is managed by a third-party institutional fund manager, and the deferred compensation and investment earnings are held as Company assets in a rabbi trust. The assets in the trust are restricted unless the Company becomes insolvent in which case the trust assets are subject to the claims of the Company creditors.

Stock Appreciation Rights

The SARs constitute deferred compensation as they are cash-settled awards only payable upon death, a long-term disability of three months or longer, a mutual termination, a termination other than for cause, a resignation, or a change in control. In connection with our initial public offering (“IPO”), all of the outstanding SARs were fully vested and frozen at a liability amount calculated as of March 31, 2013 (such liability value, the “SAR Account Balance”). The Company began to accrue interest starting on January 1, 2014 based on SAR Account Balances as of December 31, 2013. In 2022, the accrued interest credited to SAR Account Balances was based on an interest rate of 3.630%, which, in turn, was based on a 10-Year Treasury Note plus 200 basis points. Upon a termination other than for cause or a resignation other than by mutual agreement, the executive only receives 75% of the appreciation value on the vested portion.

Upon a payment event other than a change in control, the SAR Account Balance is paid to the NEO in 10 annual installments, with the first installment due within 30 days following the date of the event giving rise to the distribution or the last day of the calendar year in which the event giving rise to the distribution occurs, and the remaining portion of the account balance will be paid in cash within 30 days of each of the first nine anniversaries of the initial payment date. However, no amount payable on account of the NEO’s termination of service which constitutes a “deferral of compensation” within the meaning of Section 409A will be paid unless and until the NEO has incurred a “separation from service” within the meaning of Section 409A. The account balance will continue to be credited with deemed earnings during the payment term until it is fully distributed. In the event of a change of control of the Company (as defined in the Equity Plan), the NEO’s entire SAR Account Balance will be paid to the NEO upon the consummation of the change in control.

Potential Payments upon Termination or Change in Control

Current NEOs

As described above, the change in control policy, the amended and restated death and disability policy, Mr. DeGennaro’s employment agreement and Mr. Nadji’s SARs provide for certain payments and/or benefits in the event of a qualifying termination or change in control. In addition, the Equity Plan provides that in the event of a merger or change in control (as defined in the Equity Plan) in which the surviving corporation does not assume or continue outstanding awards granted under the Equity Plan or substitute similar awards for such awards, the vesting schedule of such awards (including awards held by the NEOs) will fully accelerate.

Estimated Termination and Change in Control Payments for Current NEOs

The table below provides information regarding the estimated value that may be realized by each of the NEOs in the event of the following:

•	Death

•	Disability

•	Mutual termination

•	Termination other than for cause

•	Resignation other than by mutual agreement

•	Resignation for good reason

•	Change in control where equity awards are assumed or substituted

•	Change in control where equity awards are not assumed or substituted

•	Termination other than for cause or resignation for good reason in connection with a change in control

The table does not include any information regarding the benefits available generally to salaried employees, such as distributions under the Company’s 401(k) plan.

The amounts shown below assume that the applicable termination event or change in control event occurred on December 31, 2022. The actual amounts that would be paid can only be determined at the time of the actual event. The amounts with respect to an NEO’s SARs do not include any deemed earnings that would be credited during the payment term until his SAR Account Balance is fully distributed. The amounts with respect to the RSUs are based on the $34.45 per share closing price of the Company’s common stock on the NYSE on December 30, 2022, the last trading day before the end of the 2022 fiscal year.

Name	Type of Benefit	Death ($)	Disability ($)	Mutual Termination ($)	Termination other than for Cause ($)		Resignation Other than by Mutual Agreement ($)	Resignation for Good Reason ($)		Change in Control Where Awards are Assumed ($)	Change in Control Where Awards are Not Assumed ($)	Termination other than for Cause or Resignation for Good Reason in Connection with a Change in Control ($)(1)
Hessam Nadji	Cash Severance	—	—	—	—		—	—		—	—	2,450,000	(3)
	COBRA Reimbursement	39,783	39,783	—	—		—	—		—	—	39,783
	Outplacement	—	—	—	—		—	—		—	—	25,000
	SARs Payout	4,152,920	4,152,920	4,152,920	3,114,690		3,114,690	3,114,690		4,152,920	4,152,920	3,114,690
	RSU Acceleration	8,977,670	8,977,670	—	—		—	—		—	8,977,670	8,977,670
Steven F. DeGennaro	Cash Severance	—	—	—	800,000	(2)	—	800,000	(2)	—	—	1,000,000	(3)
	COBRA Reimbursement	27,742	27,742	—	—		—	—		—	—	27,742
	Outplacement	—	—	—	—		—	—		—	—	25,000
	RSU Acceleration	1,886,895	1,886,895	—	—		—	—		—	1,886,895	1,886,895
Richard Matricaria	Cash Severance	—	—	—	—		—	—		—	—	1,400,000	(3)
	COBRA Reimbursement	39,783	39,783	—	—		—	—		—	—	39,783
	Outplacement	—	—	—	—		—	—		—	—	25,000
	RSU Acceleration	3,166,438	3,166,438	—	—		—	—		—	3,166,438	3,166,438
John David Parker	Cash Severance	—	—	—	—		—	—		—	—	1,400,000	(3)
	COBRA Reimbursement	39,446	39,446	—	—		—	—		—	—	39,446
	Outplacement	—	—	—	—		—	—		—	—	25,000
	RSU Acceleration	3,292,662	3,292,662	—	—		—	—		—	3,292,662	3,292,662
Gregory A. LaBerge	Cash Severance	—	—	—	—		—	—		—	—	750,000	(3)
	COBRA Reimbursement	39,783	39,783	—	—		—	—		—	—	39,783
	Outplacement	—	—	—	—		—	—		—	—	25,000
	RSU Acceleration	1,272,617	1,272,617	—	—		—	—		—	1,272,617	1,272,617

(1)	Represents payments and benefits that would have been provided for under the Company’s Change in Control Policy or any SARs held by the NEO.
(2)	Represents six months of Mr. DeGennaro’s base salary and 50% of the annual cash incentive award that Mr. DeGennaro earned in 2021.
(3)

Represents the sum of 12 months of the executive’s base salary and 2021 target annual incentive opportunity as the Company’s change in control policy provides for cash severance equal to the sum of 12 months’ base salary and the lesser of the target annual incentive opportunity for the year of termination or the year immediately preceding the year of termination.

CEO Pay Ratio

The annual total compensation of Hessam Nadji, our Chief Executive Officer, was $7,532,900 in 2022, as reflected in the Summary Compensation Table above. Based on reasonable estimates, the median annual total compensation of all employees of the Company and its subsidiaries, excluding our Chief Executive Officer, was $87,618 for 2022. Accordingly, for 2022, the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all our other employees was 86 to 1. Most of our investment sales professionals are classified as independent contractors under state and U.S. Internal Revenue Service guidelines, so they are not included in the employee population, which would have had the effect of decreasing the pay ratio.

To identify the “median employee” from our employee population, we collected the total gross compensation earned during the 12-month period ending November 30, 2022 by each person who was employed by the Company or one of its subsidiaries on November 30, 2022, other than those persons who were employed in Canada. We also annualized the salary of permanent employees who were employed on November 30, 2022 but commenced employment after December 1, 2021. As permitted by SEC rules, we excluded from our analysis all 38 of our employees who resided in Canada on November 30, 2022, which represented less than 5% of our employee population as a whole on such date. Our employee population on November 30, 2022, prior to taking into consideration this exclusion, consisted of 920 individuals. Our employee population on November 30, 2022, after taking into consideration this exclusion, consisted of 882 individuals.

We identified and calculated the elements of the median employee’s annual total compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $87,618. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column for 2022 in our Summary Compensation Table included in this Proxy Statement.

Pay Versus
Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and
Consu
mer Protection Act, and Item 402(v) of
 Regulation S-K
,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Compensation Discussion and Analysis.”

Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Income (millions) (7)	Pre-Tax Net Income (millions) (8)
					Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$7,532,900	$3,519,692	$3,698,899	$2,691,110	$95.24	$106.44	$104.2	$142.0
2021	$8,224,777	$10,965,723	$2,572,998	$2,981,491	$138.15	$163.37	$142.5	$193.3
2020	$5,257,504	$5,059,672	$714,373	$749,696	$99.95	$93.48	$42.8	$59.4

(1)
The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Nadji (our President and Chief Executive Officer) (the “PEO”) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation Table for Fiscal Year 2022.”

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Nadji, as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Nadji during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to Mr. Nadji’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO	Reported Value of Equity Awards (a)	Equity Award Adjustments (b)	Compensation Actually Paid to PEO
2022	$7,532,900	$4,350,680	$337,472	$3,519,692
2021	$8,224,777	$3,597,200	$6,338,146	$10,965,723
2020	$5,257,504	$3,376,400	$3,178,568	$5,059,672

(a)	The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” column in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable fiscal year include the addition (or subtraction, as applicable) of the following:
(i) the
year-end
fair value (computed consistent with the methodology used for share-based payments under U.S. GAAP) of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year;
(ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year;
(iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date;
(iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value;
(v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and

(vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.
The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are as follows:

Year	(i) Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	(ii) Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	(iii) Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	(iv) Change in Fair Value from End of the Prior Year to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	(v) Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	(vi) Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Equity Award Adjustments
2022	$3,169,400	($2,588,010)	$—	($243,918)	$—	$—	$337,472
2021	$4,581,600	$1,856,196	$—	($99,650)	$—	$—	$6,338,146
2020	$3,314,760	($826)	$—	($135,366)	$—	$—	$3,178,568

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s NEOs as a group (excluding Mr. Nadji, who has served as our CEO since April 2016) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Nadji) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Steven F. DeGennaro, Richard Matricaria, John David Parker, and Gregory A. LaBerge; (ii) for 2021, Steven F. DeGennaro, Richard Matricaria, John David Parker, and Gregory A. LaBerge; and (iii) for 2020, Steven F. DeGennaro, Martin E. Louie, and Gregory A. LaBerge.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Nadji), as computed in accordance with Item 402(v) of Regulation
S-K.
The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Nadji) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Nadji) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs	Average Reported Value of Equity Awards	Average Equity Award Adjustments (a)	Average Compensation Actually Paid to Non-PEO NEOs
2022	$3,698,899	$2,229,889	$1,222,100	$2,691,110
2021	$2,572,998	$548,280	$956,773	$2,981,491
2020	$714,373	$179,888	$215,211	$749,696

(a)	The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	(i) Average Year End Fair Value of Outstanding and Unvested Equity Awards Granted in the Year	(ii) Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	(iii) Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	(iv) Average Change in Fair Value from End of the Prior Year to Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year	(v) Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	(vi) Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation	Total Average Equity Award Adjustments
2022	$1,624,438	($347,643)	$—	($54,695)	$—	$—	$1,222,100
2021	$717,568	$237,467	$—	$1,738	$—	$—	$956,773
2020	$216,912	($26)	$—	($1,675)	$—	$—	$215,211

(5)
Cumulative TSR for an initial investment of $100 on December 31, 2019, through and including the end of the fiscal year for each row in the table. Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)
Represents the cumulative TSR for an initial investment of $100 on December 31, 2019, through and including the end of the fiscal year for each row in the table, of the Company’s industry peer group (“Peer Group Index”), which appears in the Stock Performance Graph in Item 5 of the Company’s Annual Report on Form
10-K
for 2022, and is comprised of the following publicly-traded real estate services companies: CBRE Group, Inc., Colliers International Group, Inc., Cushman & Wakefield plc, Jones Lang LaSalle Incorporated, and Newmark Group Inc. The Peer Group Index is weighted by each company’s stock market capitalization at the beginning of each fiscal year.

(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)
The Company has determined that
pre-tax
net income is the financial performance measure that, in the Company’s assessment, represents the most important performance measure used by the Company to link compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to company performance.

Tabular list of Financial Performance Measures
As described in greater detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. The most important financial performance measure used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance is
Pre-Tax
Net Income.
Analysis of the Information Presented in the Pay versus Performance Table
As described in more detail in the section “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. While the Company utilizes various performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation
S-K)
for a particular year. In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.

Compensation Actually Paid and Cumulative TSR
As demonstrated by the following graph, CAP for Mr. Nadji and the average CAP for the Company’s other NEOs is aligned with the Company’s cumulative TSR over the three years presented in the table. The alignment of CAP with the Company’s cumulative TSR over the period presented is because a significant portion of the compensation actually paid to our NEOs, particularly Mr. Nadji, is comprised of equity awards. As described in more detail in the section “Compensation Discussion and Analysis,” approximately 56% to 59% of the value of target total direct compensation awarded to the NEOs in 2022 was comprised of restricted stock units.

*	Assumes $100 invested on 12/31/2019
Compensation Actually Paid, Net Income and
Pre-Tax
Net Income
As demonstrated by the following graph, CAP for Mr. Nadji and the average CAP for the Company’s other NEOs is generally aligned with the Company’s net income trend over the three years presented in the table. While the Company does not use net income as a performance measure in its executive compensation program, net income is correlated with the pre-tax
net income, which the Company does use when setting goals in the Company’s short-term cash incentive compensation program. As described in more detail in the section “Compensation Discussion and Analysis,” approximately 31% to 35% of the value of target total direct compensation awarded to the NEOs in 2022 was comprised of amounts determined under the short-term cash incentive compensation program.
In addition, as demonstrated by the following graph, CAP for Mr. Nadji and the average CAP for the Company’s other NEOs is generally aligned with the Company’s pre-tax
net income trend over the three years presented in the table. Given the importance of pre-tax
net income to our executive compensation program, as discussed below, the Company has determined that pre-tax
net income is the financial performance measure that, in the Company’s assessment, represents the most important performance measure used by the Company to link compensation actually paid to the NEOs, for the most recently completed fiscal year, to Company performance.
The Company utilizes
pre-tax
net income as the financial goal for the Company’s short-term incentive compensation program.
Pre-tax
net income was chosen as the financial goal for the Company’s annual incentive plan because it provides a consistent and firm measure of the Company’s overall financial performance and profitability. As described in more detail in the section “Compensation Discussion and Analysis,” approximately

31% to
35
% of the value of target total direct compensation awarded to the NEOs in 2022 was comprised of amounts determined under the short-term cash incentive compensation program.

Cumulative TSR of the Company and Cumulative
TSR
of the Peer Group
As demonstrated by the following graph, the Company’s cumulative TSR over the three-year period presented in the table was
-5%,
while the cumulative TSR of the Peer Group Index was 6% over the three years presented in the table. In light of the market disruptions during 2021 and 2022, the Company’s cumulative TSR was generally consistent with the Peer Group Index during the three years presented in the table. The Company remains committed to improving financial performance as compared to the companies comprising the Peer Group Index.

*	Assumes $100 invested on 12/31/2019

Director Compensation
Director Compensation Highlights

•	Emphasis on equity in the overall compensation mix.

•	Equity grants under a fixed-value annual grant policy with one-year vesting.

•	A robust stock ownership guideline set at five times the annual cash retainer to support stockholder alignment.

•	Stockholder-approved annual director compensation limit on cash and equity awards to non-employee directors.

•	No performance awards, perquisites, or special benefits.
Director Compensation Policy
Pursuant to the terms of our director compensation policy,
each non-employee director
typically receives annual cash fees for their services, payable quarterly in arrears, as follows:

•	Board Member, including the Chairman—$65,000 per year

•	Chair of Audit Committee—an additional $20,000 per year; other Audit Committee members—an additional $10,000 per year

•	Chair of Compensation Committee—an additional $15,000 per year; other Compensation Committee members—an additional $5,000 per year

•	Chair of Nominating and Corporate Governance Committee—an additional $10,000 per year; other Nominating and Corporate Governance Committee members—an additional $5,000 per year

•	Executive Committee Member—an additional $10,000 per year for independent board members
Each continuing
non-employee director
is also entitled to receive an annual restricted stock grant on the date of each annual meeting of stockholders equal to $75,000 divided by the fair market value of our common stock on the date of grant. Each annual restricted stock grant will vest in full on the earlier of the first anniversary of the date of grant and the next annual meeting of stockholders.
Any
new non-employee director
will automatically receive
a pro-rated annual
restricted stock grant based on the number of months from the time the non-employee director
joins the Board until the next annual meeting of stockholders.
Such pro-rated annual
restricted stock grants will vest in full on the date of the next annual meeting of stockholders.
Under our change in control policy, the vesting of restricted stock awards held by our non-employee
directors will fully accelerate upon a change in control, regardless of whether equity awards are otherwise assumed, continued or substituted. In addition, under our death and disability policy in August 2021, the vesting of all outstanding and unvested restricted stock awards held by our non-employee directors
will vest in full upon a termination of service due to death or disability, in each case, after at least one year of service.

2022 Director Compensation
Director Compensation Table
The following table sets forth the total compensation for
our non-employee directors
for the year ended December 31, 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Collete English Dixon	70,000	74,957	—	144,957
Norma J. Lawrence	90,000	74,957	—	164,957
George M. Marcus	65,000	74,957	—	139,957
Lauralee E. Martin	85,000	74,957	—	159,957
Nicholas F. McClanahan	80,000	74,957	—	154,957
George T. Shaheen	85,000	74,957	—	159,957
Don C. Watters	90,000	74,957	—	164,957

(1)
This column represents the aggregate grant date fair value of restricted stock granted in 2022, computed in accordance with ASC 718. On May 3, 2022, each non-employee
director received a grant of 1,642 shares of restricted stock, which vests on the first anniversary of the date of grant, and the value represented here with respect to each such director’s restricted stock grant is based on 1,642 shares multiplied by the closing price of $45.65 on the grant date of May 3, 2022. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by the directors.

(2)	As of December 31, 2022, each non-employee director has 1,642 shares of restricted stock in the aggregate outstanding and subject to vesting.
Director Compensation Limit
We have a sto
ckho
lder-approved $500,000 limit on the total value of cash and equity compensation that may be paid or granted to a non-employee director
each fiscal year.
Director Stock Ownership Guidelines and Insider Trading Policy
The Company’s stock ownership guidelines are designed to encourage our executive officers and our non-employee directors
to achieve and maintain a significant equity stake in the Company and closely align their interests with those of our stockholders. The stock ownership guidelines call for each non-employee director
to own shares of our common stock having a value equal to at least five times the non-employee director’s
regular annual cash board service retainer within five years from the date they become subject to the share ownership guidelines. Until these minimums are achieved, each non-employee director
shall retain 50% of the shares that he or she earns upon vesting of his or her restricted shares during the five-year initial compliance period, and 100% thereafter.
As of March 7, 2023, all our directors have accumulated ownership of the required amount under the ownership guidelines, except for Ms. Martin and Ms. English Dixon who joined the Board in 2019 and 2021, respectively, and who will be subject to the retention requirement until they own the required amount.
In addition, our insider trading policy prohibits
our non-employee directors
from engaging in hedging, derivative, or any other speculative transactions involving the Company’s stock. See the “Compensation Discussion and Analysis” section for a more complete description of our stock ownership guidelines, stock sale policy and insider trading policy.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of our common stock as of March 7, 2023 with respect to:

•	each of our directors and NEOs;

•	all directors and executive officers as a group; and

•	each person who is known to own beneficially more than 5% of our common stock.
In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the stockholder actually owns beneficially or of record;

•	all shares over which the stockholder has or shares voting or investment power; and

•	all shares the stockholder has the right to acquire within 60 days.
Unless otherwise indicated, all shares are or will be owned directly, and the indicated person has or will have sole voting and/or investment power. Unless otherwise indicated, the address of each person listed in the table is c/o Marcus & Millichap, Inc., 23975 Park Sorrento, Suite 400, Calabasas, California 91302.
Beneficial ownership is determined in accordance with the rules of the SEC. The applicable percentage of ownership for each stockholder is based on 39,154,436 shares of common stock outstanding as of March 7, 2023.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
5% Stockholders:
Phoenix Investments Holdings LLC(1)	14,128,075	36.1%
BlackRock, Inc.(2)	5,162,479	13.2%
The Vanguard Group(3)	4,052,839	10.4%
Royce & Associates, LP(4)	2,121,119	5.4%

Named Executive Officers and Directors:
Hessam Nadji(5)	233,170	*
Steven F. DeGennaro(6)	11,884	*
Gregory A. LaBerge(7)	15,285	*
Richard Matricaria(8)	18,748	*
John David Parker(9)	21,324	*
Collete English Dixon	2,473	*
Norma J. Lawrence(10)	23,617	*
George M. Marcus(11)	14,994,624	38.3%
Lauralee E. Martin	8,776	*
Nicholas F. McClanahan(12)	26,290	*
George T. Shaheen(13)	19,290	*
Don C. Watters(14)	26,290	*
All executive officers and directors as a group (12 persons)(15)	15,399,298	39.2%

*	Indicates beneficial ownership of less than 1%.
(1)
George M. Marcus owns all the membership interests of Phoenix Investments Holdings LLC (“Phoenix”). Mr. Marcus has voting and dispositive power with respect to the shares held by Phoenix of which Ionian Investments Manager LLC is the managing member, for which Mr. Marcus serves as the managing member. The address of Phoenix is 777 S. California Avenue Palo Alto, CA 94304.

(2)
Based on information set forth in a Schedule 13G filed with the SEC on January 26, 2023. BlackRock, Inc. has sole power to vote 4,942,287 of these shares and sole power to dispose of 5,162,479 of these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
Based on information set forth in a Schedule 13G filed with the SEC on February 9, 2023. The Vanguard Group, Inc. has shared power to vote 42,781 of these shares, sole power to dispose of 3,985,339 of these shares, and shared power to dispose of 67,500 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)
Based on information set forth in a Schedule 13G filed with the SEC on January 24, 2023. Royce & Associates, LP has sole power to vote and dispose of all 2,121,119 of these shares. The address of Royce & Associates, LP is 745 Fifth Avenue, New York, NY 10151.

(5)	Includes 76,600 shares issuable upon the vesting of 73,600 RSUs on March 10, 2023 and 3,000 RSUs on April 10, 2023.
(6)	Includes 8,854 shares issuable upon the vesting of 8,854 RSUs on March 10, 2023.
(7)	Includes 7,870 shares issuable upon the vesting of 7,870 RSUs on March 10, 2023.
(8)	Includes 18,660 shares issuable upon the vesting of 18,660 RSUs on March 10, 2023.
(9)	Includes 20,400 shares issuable upon the vesting of 20,400 RSUs on March 10, 2023.
(10)	The Lawrence Family Trust dated 4/18/01 and restated 9/30/10 holds 21,975 shares and Ms. Lawrence, as trustee, may be deemed to have beneficial ownership over these shares.
(11)
Comprised of (i) 14,128,075 shares held by Phoenix, (ii) 840,259 shares held by The George and Judy Marcus Family Foundation II (the “Family Foundation”), and (iii) 26,290 shares held by Mr. Marcus. Mr. Marcus has voting and/or dispositive power with respect to the shares held by Phoenix and the Family Foundation as co-trustee.
3,500,000 shares that are beneficially owned by Phoenix have been pledged as collateral for a credit facility.

(12)	The Nicholas F. McClanahan Trust U/A 8/12/2015 holds 24,648 shares and Mr. McClanahan, as trustee, may be deemed to have beneficial ownership over these shares.
(13)	The Shaheen Revocable Trust holds 1,800 shares and Mr. Shaheen, as trustee, may be deemed to have beneficial ownership over these shares.
(14)	The Don C. Watters and Susan W. Watters Revocable Trust dated 10/20/1998 holds 20,337 shares and Mr. Watters, as trustee, may be deemed to have beneficial ownership over these shares.
(15)
Amount shown includes 132,384 shares issuable upon the vesting of 132,384 RSUs and 66,960 shares held by trusts, including those described in footnotes 10, 12, 13 and 14, held by all persons who are directors, director nominees and/or executive officers of the Company as of March 7, 2023.

CERTAIN
RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2022, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $25,000 and in which any of our directors or executive officers, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the transactions described below, some of which represent continuing transactions from prior periods.
Relationship with Marcus & Millichap Company
The following are certain related party transactions between Marcus & Millichap Company (“MMC”) and us. Prior to the
spin-off
of MMC’s real estate investment services business (the
“Spin-Off”),
MMC was our majority stockholder and was controlled by George M. Marcus, Chair of our Board. Upon the completion of the
Spin-Off
in October 2013, we entered into a transition services agreement with MMC. The transition services agreement grants us the right to continue to use some of MMC’s services and resources related to our corporate functions, including corporate legal services and other administrative expenses. We incurred $50,000 for these services during 2022, based on MMC’s costs of providing the transition services, without any markup. We also provided certain services to MMC under the transition services agreement for which MMC paid us $114,000 during 2022.
Under the agreement, we were able to use MMC’s services for a fixed term established on a service-by-service
basis. We have extended certain services by mutual written agreement. We may terminate the agreement or any of the specified services for any reason with 60 days prior written notice to MMC. We do not have any obligation to continue to use MMC’s services after the agreement expires. Generally, each party agreed to indemnify the other party and their respective directors, officers, employees, and agents against losses resulting from the transition services, except to the extent of the service provider’s gross negligence or intentional misconduct, not to exceed the amount of fees paid to the service provider.
We occasionally represent MMC or its affiliates in sales and financing transactions and receive real estate brokerage commissions and financing fees from MMC or its affiliates for these transactions. In 2022, we recorded real estate brokerage commissions and financing fees of $3.6 million from subsidiaries of MMC related to these services, and we incurred costs of services of $2.4 million related to these services.
We lease our office in Palo Alto, which is a single-story office building covering approximately 12,000 square feet, from MMC under a lease that expires in May 2032. In 2022, we incurred $1.3 million in rent expense under this lease.
Agreements with Management
For information about compensation arrangements with our management, see “Compensation of the Named Executive Officers and Directors.”
Policies and Procedures for Related Party Transactions
Our Board adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement, or relationship, or any series of similar transactions, arrangements, or relationships in which we were or are to be a participant, the amount involved exceeds $25,000, and a related person had or will have a direct or indirect interest, including, without limitation, purchases of goods or services by, or from, the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, or employment by us of a related person.

ADDITIONAL MEETING INFORMATION
Meeting Admission
. You are entitled to attend the Annual Meeting virtually only if you were a holder of our common stock as of the close of business on March 7, 2023 or hold a valid proxy for the Annual Meeting.
Proxy Solicitation
. We will bear the expense of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, email, facsimile, or otherwise. We are required to request that brokers, banks, and other nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules.
Inspector of Elections
. American Stock Transfer & Trust Company, LLC has been engaged as our independent inspector of elections to tabulate stockholder votes for the Annual Meeting.

Stockholder List
. The names of stockholders of record as of March 7, 2023 that are entitled to vote will be available for inspection by stockholders of record for ten (10) days prior to the Annual Meeting and during the virtual Annual Meeting. If you are a stockholder of record and want to inspect the stockholder list, please send a written request to our Corporate Secretary at 23975 Park Sorrento, Suite 400, Calabasas, California 91302, or Steve.DeGennaro@marcusmillichap.com to arrange for electronic access to the stockholder list.
INFORMATION REFERENCED IN THIS PROXY STATEMENT
The content of the websites referred to in this Proxy Statement are not incorporated by reference into this Proxy Statement.
OTHER MATTERS
Delinquent Section
 16(a) Reports.
Section 16(a) of the Exchange Act requires our directors and executive officers, among others, to file with the SEC, an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2022, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except for Messrs. Nadji, DeGennaro, Parker, Matricaria and LaBerge who each filed a late Form 4 on January 23, 2023 to report an RSU grant on February 10, 2022 and Mr. Parker who filed a late Form 4 on May 27, 2022 to report the sale of common stock on May 23, 2022 pursuant to the Company’s sales plan under Rule
10b5-1(c)(1)
of the Exchange Act.
2024 Stockholder Proposals or Nominations
. Pursuant to Rule
14a-8
under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Proxy Statement for our 2024 Annual Meeting of Stockholders. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule
14a-8(b)(2),
to our principal executive office—23975 Park Sorrento, Suite 400, Calabasas, California 91302—in care of our Corporate Secretary. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on November 18, 2023.
In addition, under our Bylaws, any stockholder intending to nominate a candidate for election to the Board or to propose any business at our 2024 Annual Meeting of Stockholders, other than precatory
(non-binding)
proposals presented under Rule
14a-8,
must give notice to our Corporate Secretary between January 3, 2024 and February 2, 2024, unless the notice also is made pursuant to Rule
14a-8.
The notice must include certain

information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2024 Annual Meeting of Stockholders is held more than 30 days before or after the anniversary of the 2023 Annual Meeting of Stockholders, the stockholder must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule
14a-8
by the later of the 90th day before the 2024 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made.
In addition to satisfying the advance notice requirements under our bylaws, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must comply with the additional requirements of Rule
14a-19(b).
We will not entertain any proposals or nominations at the 2024 Annual Meeting of Stockholders that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule
14a-4(c)(2)
under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.
March 17, 2023
By Order of the Board of Directors,
Hessam Nadji
President and Chief Executive Officer

MARCUS & MILLICHAP, INC. Proxy for Annual Meeting of Stockholders on May 2, 2023 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Hessam Nadji, Steve DeGennaro and Mark Cortell as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Marcus & Millichap, Inc. held of record by the undersigned at the close of business on March 7, 2023 at the Annual Meeting of Stockholders to be held May 2, 2023 at 2:00 p.m. Pacific Time virtually at https://web.lumiagm.com/204691330 (password: Mm2023), and at any adjournment or postponement thereof. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

MARCUS & MILLICHAP, INC.

May 2, 2023

PROXY VOTING INSTRUCTIONS

COMPANY NUMBER	
ACCOUNT NUMBER	

20230300000000000000 4 050223

1. Election of two class I directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
○ Norma J. Lawrence
○ Hessam Nadji

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF MARCUS & MILLICHAP, INC. May 2, 2023 PROXY VOTING INSTRUCTIONS INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE—Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible. VIRTUALLY AT THE MEETING—The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit https://web.lumiagm.com/204691330 (password: Mm2023) and be sure to have your control number available. GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18576 Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20230300000000000000 4 050223 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Election of two class I directors: O Norma J. Lawrence O Hessam Nadji 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement. 4. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposals 2 and 3. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here